Exhibit 99.1

Item 8.        Financial Statements and Supplementary Data

Management's Report on Internal Control Over Financial Reporting

Management of Hilton Worldwide Holdings Inc. (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013). Based on this assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2016.

Ernst & Young LLP, the independent registered public accounting firm that has audited the consolidated financial statements included in this Current Report on Form 8-K, has issued an attestation report on the Company’s internal control over financial reporting as of December 31, 2016. The report is included herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Hilton Worldwide Holdings Inc.

We have audited Hilton Worldwide Holdings Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Hilton Worldwide Holdings Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Hilton Worldwide Holdings Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Hilton Worldwide Holdings Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016 and our report dated February 15, 2017, except for the effects of discontinued operations as discussed in Note 3, as to which the date is May 24, 2017, and the condensed consolidating guarantor financial information as discussed in Note 24, and subsequent events as discussed in Note 26, as to which the date is June 23, 2017, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Tysons, Virginia
February 15, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Hilton Worldwide Holdings Inc.

We have audited the accompanying consolidated balance sheets of Hilton Worldwide Holdings Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hilton Worldwide Holdings Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hilton Worldwide Holdings Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 15, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Tysons, Virginia
February 15, 2017, except for the effects of discontinued operations as discussed in Note 3, as to which the date is May 24, 2017, and the condensed consolidating guarantor financial information as discussed in Note 24, and subsequent events as discussed in Note 26 as to which the date is June 23, 2017.

HILTON WORLDWIDE HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,062	$513
Restricted cash and cash equivalents	121	120
Accounts receivable, net of allowance for doubtful accounts of $27 and $27	755	664
Prepaid expenses	89	112
Income taxes receivable	13	97
Other	39	35
Current assets of discontinued operations	1,478	1,044
Total current assets (variable interest entities - $167 and $141)	3,557	2,585
Intangibles and Other Assets:
Goodwill	5,218	5,280
Brands	4,848	4,919
Management and franchise contracts, net	963	1,089
Other intangible assets, net	447	523
Property and equipment, net	341	411
Deferred income tax assets	82	59
Other	408	332
Non-current assets of discontinued operations	10,347	10,424
Total intangibles and other assets (variable interest entities - $569 and $481)	22,654	23,037
TOTAL ASSETS	$26,211	$25,622
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other	$1,821	$1,619
Current maturities of long-term debt	33	7
Income taxes payable	56	27
Current liabilities of discontinued operations	774	812
Total current liabilities (variable interest entities - $124 and $157)	2,684	2,465
Long-term debt	6,583	5,887
Deferred revenues	42	251
Deferred income tax liabilities	1,778	1,875
Liability for guest loyalty program	889	784
Other	1,492	1,265
Non-current liabilities of discontinued operations	6,894	7,144
Total liabilities (variable interest entities - $766 and $627)	20,362	19,671
Commitments and contingencies - see Note 21
Equity:
Preferred stock, $0.01 par value; 3,000,000,000 authorized shares, none issued or outstanding as of December 31, 2016 and 2015	—	—
Common stock(1), $0.01 par value; 10,000,000,000 authorized shares, 329,351,581 issued and 329,341,992 outstanding as of December 31, 2016 and 329,162,376 issued and 329,152,787 as of December 31, 2015	3	3
Additional paid-in capital(1)	10,220	10,158
Accumulated deficit	(3,323)	(3,392)
Accumulated other comprehensive loss	(1,001)	(784)
Total Hilton stockholders' equity	5,899	5,985
Noncontrolling interests	(50)	(34)
Total equity	5,849	5,951
TOTAL LIABILITIES AND EQUITY	$26,211	$25,622
____________

(1)	Adjusted to reflect the 1-for-3 reverse stock split that occurred on January 3, 2017. See Note 1: "Organization" for additional information.

See notes to consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Year Ended December 31,
	2016	2015	2014
Revenues
Franchise fees	$1,154	$1,087	$905
Base and other management fees	242	230	227
Incentive management fees	142	138	133
Owned and leased hotels	1,452	1,596	1,776
Other revenues	82	71	80
	3,072	3,122	3,121
Other revenues from managed and franchised properties	4,310	4,011	3,567
Total revenues	7,382	7,133	6,688

Expenses
Owned and leased hotels	1,295	1,414	1,586
Depreciation and amortization	364	385	363
Impairment loss	15	9	—
General and administrative	403	537	411
Other expenses	51	40	58
	2,128	2,385	2,418
Other expenses from managed and franchised properties	4,310	4,011	3,567
Total expenses	6,438	6,396	5,985

Gain on sales of assets, net	8	163	—

Operating income	952	900	703

Interest expense	(394)	(377)	(416)
Gain (loss) on foreign currency transactions	(16)	(41)	26
Other non-operating income, net	14	51	20

Income from continuing operations before income taxes	556	533	333

Income tax benefit (expense)	(564)	348	(154)

Income (loss) from continuing operations, net of taxes	(8)	881	179
Income from discontinued operations, net of taxes	372	535	503
Net income	364	1,416	682
Net income attributable to noncontrolling interests	(16)	(12)	(9)
Net income attributable to Hilton stockholders	$348	$1,404	$673

Earnings (loss) per share(1)
Basic:
Net income (loss) from continuing operations per share	$(0.05)	$2.67	$0.53
Net income from discontinued operations per share	1.11	1.60	1.52
Net income per share	$1.06	$4.27	$2.05
Diluted:
Net income (loss) from continuing operations per share	$(0.05)	$2.66	$0.53
Net income from discontinued operations per share	1.11	1.60	1.52
Net income per share	$1.06	$4.26	$2.05

Cash dividends declared per share(1)	$0.84	$0.42	$—
____________

(1)
Weighted average shares outstanding used in the computation of basic and diluted earnings per share and cash dividends declared per share were adjusted to reflect the 1-for-3 reverse stock split that occurred on January 3, 2017.

See notes to consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Year Ended December 31,
	2016	2015	2014
Net income	$364	$1,416	$682
Other comprehensive loss, net of tax benefit (expense):
Currency translation adjustment, net of tax of $19, $(8) and $(73)	(159)	(134)	(299)
Pension liability adjustment, net of tax of $(2), $10 and $27	(57)	(15)	(45)
Cash flow hedge adjustment, net of tax of $2, $4 and $5	(2)	(7)	(9)
Total other comprehensive loss	(218)	(156)	(353)

Comprehensive income	146	1,260	329
Comprehensive income attributable to noncontrolling interests	(15)	(12)	(14)
Comprehensive income attributable to Hilton stockholders	$131	$1,248	$315

See notes to consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating Activities:
Net income	$364	$1,416	$682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	686	692	628
Impairment loss	15	9	—
Gain on sales of assets, net	(9)	(306)	—
Loss (gain) on foreign currency transactions	13	41	(26)
Share-based compensation	65	124	78
Amortization of deferred financing costs and other	32	38	50
Distributions from unconsolidated affiliates	22	26	22
Deferred income taxes	(79)	(479)	14
Changes in operating assets and liabilities:
Accounts receivable, net	(143)	(47)	(143)
Inventories	15	(39)	56
Prepaid expenses	—	(27)	(8)
Income taxes receivable	84	35	(57)
Other current assets	(2)	32	(10)
Accounts payable, accrued expenses and other	232	90	8
Income taxes payable	28	13	10
Change in timeshare financing receivables	(54)	(49)	(27)
Change in deferred revenues	(219)	(212)	(179)
Change in liability for guest loyalty program	154	64	206
Change in other liabilities	199	154	12
Other	(38)	(129)	(9)
Net cash provided by operating activities	1,365	1,446	1,307
Investing Activities:
Capital expenditures for property and equipment	(317)	(310)	(268)
Acquisitions, net of cash acquired	—	(1,402)	—
Proceeds from asset dispositions	11	2,205	44
Contract acquisition costs	(55)	(37)	(65)
Capitalized software costs	(81)	(62)	(69)
Other	(36)	20	48
Net cash provided by (used in) investing activities	(478)	414	(310)
Financing Activities:
Borrowings	4,715	48	350
Repayment of debt	(4,359)	(1,624)	(1,424)
Debt issuance costs	(76)	—	(9)
Capital contribution	—	—	13
Dividends paid	(277)	(138)	—
Distributions to noncontrolling interests	(32)	(8)	(5)
Tax withholdings on share-based compensation	(15)	(31)	—
Net cash used in financing activities	(44)	(1,753)	(1,075)

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(15)	(19)	(14)
Net increase (decrease) in cash, restricted cash and cash equivalents	828	88	(92)
Cash, restricted cash and cash equivalents from continuing operations, beginning of period	633	628	706
Cash, restricted cash and cash equivalents from discontinued operations, beginning of period	223	140	154
Cash, restricted cash and cash equivalents, beginning of period	856	768	860
Cash, restricted cash and cash equivalents from continuing operations, end of period	1,183	633	628
Cash, restricted cash and cash equivalents from discontinued operations, end of period	501	223	140
Cash, restricted cash and cash equivalents, end of period	$1,684	$856	$768

See notes to consolidated financial statements. For supplemental disclosures, see Note 23: "Supplemental Disclosures of Cash Flow Information."

HILTON WORLDWIDE HOLDINGS INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in millions)

	Equity Attributable to Hilton Stockholders
			Additional Paid-in Capital(1)		Accumulated Other Comprehensive Loss
	Common Stock(1)			Accumulated Deficit		Noncontrolling Interests	Total
	Shares	Amount
Balance as of December 31, 2013	328	$3	$9,955	$(5,331)	$(264)	$(87)	$4,276
Share-based compensation	—	—	101	—	—	—	101
Net income	—	—	—	673	—	9	682
Other comprehensive income (loss), net of tax:
Currency translation adjustment	—	—	—	—	(304)	5	(299)
Pension liability adjustment	—	—	—	—	(45)	—	(45)
Cash flow hedge adjustment	—	—	—	—	(9)	—	(9)
Other comprehensive income (loss)	—	—	—	—	(358)	5	(353)
Capital contribution	—	—	13	—	—	—	13
Equity contributions to consolidated variable interest entities	—	—	(34)	—	(6)	40	—
Distributions	—	—	—	—	—	(5)	(5)
Balance as of December 31, 2014	328	3	10,035	(4,658)	(628)	(38)	4,714
Share-based compensation	1	—	115	—	—	—	115
Net income	—	—	—	1,404	—	12	1,416
Other comprehensive loss, net of tax:
Currency translation adjustment	—	—	—	—	(134)	—	(134)
Pension liability adjustment	—	—	—	—	(15)	—	(15)
Cash flow hedge adjustment	—	—	—	—	(7)	—	(7)
Other comprehensive loss	—	—	—	—	(156)	—	(156)
Dividends	—	—	—	(138)	—	—	(138)
Excess tax benefits on equity awards	—	—	8	—	—	—	8
Distributions	—	—	—	—	—	(8)	(8)
Balance as of December 31, 2015	329	3	10,158	(3,392)	(784)	(34)	5,951
Share-based compensation	—	—	62	—	—	—	62
Net income	—	—	—	348	—	16	364
Other comprehensive loss, net of tax:
Currency translation adjustment	—	—	—	—	(158)	(1)	(159)
Pension liability adjustment	—	—	—	—	(57)	—	(57)
Cash flow hedge adjustment	—	—	—	—	(2)	—	(2)
Other comprehensive loss	—	—	—	—	(217)	(1)	(218)
Dividends	—	—	—	(279)	—	—	(279)
Cumulative effect of the adoption of ASU 2015-02	—	—	—	—	—	5	5
Deconsolidation of a variable interest entity	—	—	—	—	—	(4)	(4)
Distributions	—	—	—	—	—	(32)	(32)
Balance as of December 31, 2016	329	$3	$10,220	$(3,323)	$(1,001)	$(50)	$5,849

____________

(1)	Adjusted to reflect the 1-for-3 reverse stock split that occurred on January 3, 2017. See Note 1: "Organization" for additional information.

See notes to consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization

Organization

Hilton Worldwide Holdings Inc. (the "Parent," or together with its subsidiaries, "Hilton," "we," "us," "our" or the "Company"), a Delaware corporation, is one of the largest hospitality companies in the world and is engaged in managing, franchising, owning and leasing hotels and resorts, including timeshare properties. As of December 31, 2016, we managed, franchised, owned or leased 4,922 hotel and resort properties, totaling 804,097 rooms in 104 countries and territories.

As of December 31, 2016, affiliates of The Blackstone Group L.P. ("Blackstone") beneficially owned approximately 40.3 percent of our common stock. In March 2017, HNA Tourism Group Co., Ltd ("HNA") and certain of its affiliates completed the acquisition of a 25 percent equity interest in Hilton from affiliates of Blackstone, see Note 26: "Subsequent Events" for additional information.

Spin-offs

On January 3, 2017, we completed the spin-offs of a portfolio of hotels and resorts, as well as our timeshare business, into two independent, publicly traded companies: Park Hotels & Resorts Inc. ("Park") and Hilton Grand Vacations Inc. ("HGV"), respectively, (the "spin-offs"). See Note 3: "Discontinued Operations" for additional information.

Reverse Stock Split

On January 3, 2017, we completed a 1-for-3 reverse stock split of Hilton's outstanding common stock (the "Reverse Stock Split"). The authorized number of shares of common stock was reduced from 30,000,000,000 to 10,000,000,000, par value remained $0.01 per share and the authorized number of shares of preferred stock remained 3,000,000,000. Stockholders entitled to fractional shares as a result of the Reverse Stock Split received a cash payment in lieu of receiving fractional shares. All share and share-related information presented in these consolidated financial statements have been retroactively adjusted to reflect the decreased number of shares resulting from the Reverse Stock Split. The retroactive adjustments resulted in the reclassification of $7 million from common stock to additional paid-in capital in the consolidated balance sheets and consolidated statements of stockholders’ equity for all periods presented.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements present the consolidated financial position and results of operations of Hilton as of and for the years ended December 31, 2016, 2015 and 2014 giving effect to the spin-offs, with the combined historical financial results of Park and HGV reflected as discontinued operations. Unless otherwise indicated, the information in the notes to the consolidated financial statements refer only to Hilton's continuing operations and do not include discussion of balances or activity of Park and HGV. Refer to Hilton's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission ("SEC") on February 15, 2017 for the presentation of Hilton for the same periods without giving effect to the spin-offs.

Principles of Consolidation

The consolidated financial statements include the accounts of Hilton, our wholly owned subsidiaries and entities in which we have a controlling financial interest, including variable interest entities ("VIEs") where we are the primary beneficiary. Entities in which we have a controlling financial interest generally comprise majority owned real estate ownership and management enterprises.

The determination of a controlling financial interest is based upon the terms of the governing agreements of the respective entities, including the evaluation of rights held by other ownership interests. If the entity is considered to be a VIE, we determine whether we are the primary beneficiary, and then consolidate those VIEs for which we have determined we are the primary beneficiary. If the entity in which we hold an interest does not meet the definition of a VIE, we evaluate whether we have a controlling financial interest through our voting interests in the entity. We consolidate entities when we own more than 50 percent of the voting shares of a company or otherwise have a controlling financial interest.

All material intercompany transactions and balances have been eliminated in consolidation. References in these financial statements to net income (loss) attributable to Hilton stockholders and Hilton stockholders' equity (deficit) do not include noncontrolling interests, which represent the outside ownership interests of our consolidated, non-wholly owned entities and are reported separately.

Reclassifications

Certain amounts in previously issued financial statements have been reclassified to conform to the presentation following the spin-offs, which includes the reclassification of the combined financial position and results of operations of Park and HGV as discontinued operations for all periods presented. Additionally, certain line items in the consolidated statements of operations have been revised to reflect the operating structure of Hilton subsequent to the spin-offs. The primary change to the consolidated statements of operations is the disaggregation of management and franchise fee revenues.

Use of Estimates

The preparation of financial statements in conformity with United States of America ("U.S.") generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported and, accordingly, ultimate results could differ from those estimates.

Summary of Significant Accounting Policies

Revenue Recognition

Revenues are primarily derived from the following sources and are generally recognized as services are rendered and when collectibility is reasonably assured. Amounts received in advance of revenue recognition are deferred as liabilities.

•
Franchise fees represent fees earned in connection with the licensing of one of our brands, usually under long-term contracts with a hotel owner. We charge a monthly franchise royalty fee, generally based on a percentage of hotel room revenue, as well as application and initiation fees for new hotels entering the system. Royalty fees for our full service brands may also include a percentage of gross food and beverage revenues and other revenues, where applicable. We also earn fees when certain franchise agreements are terminated early or there is a change in ownership. We recognize franchise fee revenue as the fees are earned, which is when all material services or conditions have been performed or satisfied.

•
Base and other management fees and incentive management fees represent fees earned from hotels that we manage, usually under long-term contracts with the property owner. Management fees usually include a base fee, which is generally a percentage of hotel revenues, and an incentive fee, which is typically based on a fixed or variable percentage of hotel profits and in some cases may be subject to a stated return threshold to the owner, normally over a one-calendar year period. Additionally, we receive one-time upfront fees upon execution of certain management contracts. We recognize base fees as revenue when earned in accordance with the terms of the management agreement. For incentive fees, we recognize those amounts that would be due if the contract was terminated at the financial statement date. One-time, upfront fees are recognized when all conditions have been substantially performed or satisfied by us.

•
Owned and leased hotel revenues primarily consist of room rentals, food and beverage sales and other ancillary goods and services from owned, leased and consolidated non-wholly owned hotel properties. Revenues are recorded when rooms are occupied or goods and services have been delivered or rendered.

•
Other revenues include revenues generated by the incidental support of hotel operations for owned, leased, managed and franchised hotels, including purchasing operations, and other operating income. Purchasing revenues include any amounts received for vendor rebate arrangements that we participate in as a manager of hotel properties.

•
Other revenues from managed and franchised properties represent payroll and related costs, certain other operating costs of the managed and franchised properties’ operations, marketing expenses and other expenses associated with our brands and shared services that are contractually reimbursed to us by the property owners or paid from fees collected in advance from these properties when the costs are incurred. The corresponding expenses are presented as other expenses from managed and franchised properties in our consolidated statements of operations, resulting in no effect on operating income (loss) or net income (loss).

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit these back to the applicable governmental agencies on a periodic basis. We have a legal obligation to act as a collection agent. We do not retain these taxes and fees and, therefore, they are not included in revenues. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable taxing authority or other appropriate governmental agency.

Discontinued Operations

In determining whether a group of assets that is disposed (or to be disposed) should be presented as a discontinued operation, we analyze whether the group of assets being disposed represents a component of the Company; that is, whether it had historic operations and cash flows that were clearly distinguished, both operationally and for financial reporting purposes. In addition, we consider whether the disposal represents a strategic shift that has or will have a major effect on our operations and financial results. The results of discontinued operations, as well as any gain or loss on the disposal, if applicable, are aggregated and separately presented in our consolidated statements of operations, net of income taxes. The historical financial position of discontinued operations are aggregated and separately presented in our consolidated balance sheets.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities, when purchased, of three months or less.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents include cash balances established as security for certain guarantees, ground rent and property tax escrows, insurance and deposits for assets we plan to acquire.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided on accounts receivable when losses are probable based on historical collection activity and current business conditions.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. We do not amortize goodwill, but rather evaluate goodwill for potential impairment on an annual basis or at other times during the year if events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is below the carrying amount.

In connection with the October 24, 2007 transaction whereby we became a wholly owned subsidiary of an affiliate of Blackstone (the "Merger"), we recorded goodwill representing the excess purchase price over the fair value of the other identified assets and liabilities. We evaluate goodwill for potential impairment by comparing the carrying value of our reporting units to their fair value. Our reporting units are the same as our operating segments as described in Note 20: "Business Segments." We perform this evaluation annually or at an interim date if indicators of impairment exist. In any year we may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is in excess of its carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we proceed to the quantitative process. This process is used to identify both the existence of impairment and the amount of the impairment loss by comparing the estimated fair value of a reporting unit with its carrying value, including goodwill. The estimated fair value is based on internal projections of expected future cash flows and operating plans, as well as market conditions relative to the operations of our reporting units. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired; otherwise, an impairment loss is recognized within our consolidated statement of operations in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

Brands

We own, lease, operate and franchise hotels under our portfolio of brands. There are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of these brands and, accordingly, the useful lives of these brands are considered to be indefinite. As of December 31, 2016, our brand portfolio included Hilton Hotels & Resorts,

Waldorf Astoria Hotels & Resorts, Conrad Hotels & Resorts, Canopy by Hilton, Curio - A Collection by Hilton, DoubleTree by Hilton, Embassy Suites by Hilton, Hilton Garden Inn, Hampton by Hilton, Tru by Hilton, Homewood Suites by Hilton, Home2 Suites by Hilton and our timeshare brand, Hilton Grand Vacations.

At the time of the Merger, our brands were assigned a fair value based on a common valuation technique known as the relief from royalty approach. Canopy by Hilton, Curio - A Collection by Hilton, Tru by Hilton and Home2 Suites by Hilton were launched post-Merger and, as such, they were not assigned fair values. We evaluate our brands for impairment on an annual basis or at other times during the year if events or circumstances indicate that it is more likely than not that the fair value of the brand is below the carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we proceed to the quantitative process. If a brand’s estimated current fair value is less than its respective carrying value, the excess of the carrying value over the estimated fair value is recognized in our consolidated statements of operations within impairment loss.

Intangible Assets with Finite Useful Lives

We have certain finite lived intangible assets that were initially recorded at their fair value at the time of the Merger. These intangible assets consist of management agreements, franchise contracts, leases, certain proprietary technologies and our guest loyalty program, Hilton Honors. Additionally, we capitalize direct and incremental management and franchise contract acquisition costs as finite lived intangible assets. Intangible assets with finite useful lives are amortized using the straight-line method over their respective estimated useful lives.

We capitalize costs incurred to develop internal-use computer software and costs to acquire software licenses. Internal and external costs incurred in connection with development of upgrades or enhancements that result in additional functionality are also capitalized. These capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. These capitalized costs are recorded in other intangible assets in our consolidated balance sheets.

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying amounts may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

Property and Equipment

Property and equipment are recorded at cost. Costs of improvements that extend the economic life or improve service potential are also capitalized. Capitalized costs are depreciated over their estimated useful lives. Costs for normal repairs and maintenance are expensed as incurred.

Depreciation is recorded using the straight-line method over the assets’ estimated useful lives, which are generally as follows: buildings and improvements (8 to 40 years), furniture and equipment (3 to 8 years) and computer equipment (3 to 5 years). Leasehold improvements are depreciated over the shorter of the estimated useful life, based on the estimates above, or the lease term.

We evaluate the carrying value of our property and equipment if there are indicators of potential impairment. We perform an analysis to determine the recoverability of the asset’s carrying value by comparing the expected undiscounted future cash flows to the net book value of the asset. If it is determined that the expected undiscounted future cash flows are less than the net book value of the asset, the excess of the net book value over the estimated fair value is recorded in our consolidated statements of operations within impairment loss. Fair value is generally estimated using valuation techniques that consider the discounted cash flows of the asset using discount and capitalization rates deemed reasonable for the type of asset, as well as prevailing market conditions, appraisals, recent similar transactions in the market and, if appropriate and available, current estimated net sales proceeds from pending offers.

If sufficient information exists to reasonably estimate the fair value of a conditional asset retirement obligation, including environmental remediation liabilities, we recognize the fair value of the obligation when the obligation is incurred, which is generally upon acquisition, construction or development and/or through the normal operation of the asset.

Hilton Honors

Hilton Honors is a guest loyalty and marketing program provided to hotels and resort properties. Nearly all of our owned, leased, managed and franchised hotels and resort properties participate in the Hilton Honors program. Hilton Honors members earn points based on their spending at our participating properties and through participation in affiliated partner programs.

When points are earned by Hilton Honors members, the property or affiliated partner pays Hilton Honors based on an estimated cost per point for the costs of operating the program, which include marketing, promotion, communication, administration and the estimated cost of award redemptions. Hilton Honors member points are accumulated and may be redeemed for the right to stay at participating properties, as well as for other goods and services from third parties, including, but not limited to, airlines, car rentals, cruises, vacation packages, shopping and dining.

Hilton Honors records a liability related to revenue received from participating hotels and program partners in an amount equal to the estimated cost per point of the future redemption obligation. We engage outside actuaries to assist in determining the fair value of the future award redemption obligation using statistical formulas that project future point redemptions based on factors that include historical experience, an estimate of "breakage" (points that will never be redeemed), an estimate of the points that will eventually be redeemed and the cost of reimbursing hotels and other third parties in respect to other redemption opportunities available to members. Revenue is recognized by participating hotels and resorts only when points that have been redeemed for hotel stay certificates are used by members or their designees at the respective properties. Additionally, when members of the Hilton Honors loyalty program redeem award certificates at our owned and leased hotels, we recognize room revenue, included in owned and leased hotels revenues in our consolidated statements of operations.

Fair Value Measurements - Valuation Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (an exit price). We use the three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our own assumptions about the data market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The three-tier hierarchy of inputs is summarized below:

•	Level 1 - Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

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Level 2 - Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

•	Level 3 - Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety. Proper classification of fair value measurements within the valuation hierarchy is considered each reporting period. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

Derivative Instruments

We use derivative instruments as part of our overall strategy to manage our exposure to market risks associated with fluctuations in interest rates and foreign currency exchange rates. We regularly monitor the financial stability and credit standing of the counterparties to our derivative instruments. Under the terms of certain loan agreements, we are required to maintain derivative financial instruments to manage interest rates. We do not enter into derivative financial instruments for trading or speculative purposes.

We record all derivatives at fair value. On the date the derivative contract is entered into, we may designate the derivative as one of the following: a hedge of a forecasted transaction or the variability of cash flows to be paid ("cash flow hedge"), a hedge of the fair value of a recognized asset or liability ("fair value hedge") or a hedge of our foreign currency exposure ("net investment hedge"). Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge or net investment hedge are recorded in other comprehensive income (loss) in the consolidated statements of comprehensive income (loss) until they are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of a derivative that is qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. If we do not specifically designate a derivative as one of the above, changes in the fair value of undesignated derivative instruments are reported in current period earnings. Likewise, the ineffective portion of designated derivative instruments is reported in current period earnings. Cash flows from designated derivative financial instruments are classified within the same category as the item being hedged in the consolidated statements of cash flows. Cash flows from undesignated derivative financial instruments are included as an investing activity in our consolidated statements of cash flows.

If we determine that we qualify for and will designate a derivative as a hedging instrument, at the designation date we formally document all relationships between hedging activities, including the risk management objective and strategy for undertaking various hedge transactions. This process includes matching all derivatives that are designated as cash flow hedges to specific forecasted transactions, linking all derivatives designated as fair value hedges to specific assets and liabilities in our consolidated balance sheets and determining the foreign currency exposure of the net investment of the foreign operation for a net investment hedge.

On a quarterly basis, we assess the effectiveness of our designated hedges in offsetting the variability in the cash flows or fair values of the hedged assets or obligations using the Hypothetical Derivative Method. This method compares the cumulative change in fair value of each hedging instrument to the cumulative change in fair value of a hypothetical hedging instrument, which has terms that identically match the critical terms of the respective hedged transactions. Thus, the hypothetical hedging instrument is presumed to perfectly offset the hedged cash flows. Ineffectiveness results when the cumulative change in the fair value of the hedging instrument exceeds the cumulative change in the fair value of the hypothetical hedging instrument. We discontinue hedge accounting prospectively, when the derivative is not highly effective as a hedge, the underlying hedged transaction is no longer probable, or the hedging instrument expires, is sold, terminated or exercised.

Currency Translation

The United States dollar ("USD") is our reporting currency and is the functional currency of our consolidated and unconsolidated entities operating in the U.S. The functional currency for our consolidated and unconsolidated entities operating outside of the U.S. is the currency of the primary economic environment in which the respective entity operates. Assets and liabilities measured in foreign currencies are translated into USD at the prevailing exchange rates in effect as of the financial statement date and the related gains and losses, net of applicable deferred income taxes, are reflected in accumulated other comprehensive income (loss) in our consolidated balance sheets. Income and expense accounts are translated at the average exchange rate for the period. Gains and losses from foreign exchange rate changes related to transactions denominated in a currency other than an entity's functional currency or intercompany receivables and payables denominated in a currency other than an entity’s functional currency that are not of a long-term investment nature are recognized as gain (loss) on foreign currency transactions in our consolidated statements of operations. Where certain specific evidence indicates intercompany receivables and payables will not be settled in the foreseeable future and are of a long-term nature, gains and losses from foreign exchange rate changes are recognized as other comprehensive income (loss) in our consolidated statements of comprehensive income (loss).

Insurance

We are self-insured for losses up to our third-party insurance deductibles for general liability, auto liability and workers' compensation at our owned, leased and managed properties that participate in our programs. We purchase insurance coverage for claim amounts that exceed our deductible obligations. In addition, through our captive insurance subsidiary, we participate in a reinsurance arrangement that provides coverage for a certain portion of our deductibles. Our insurance reserves are accrued based on our deductibles related to the estimated ultimate cost of claims that occurred during the covered period, which includes claims incurred but not reported, for which we will be responsible. These estimates are prepared with the assistance of outside actuaries and consultants. The ultimate cost of claims for a covered period may differ from our original estimates.

Share-based Compensation

As part of our 2013 Omnibus Incentive Plan (the "Stock Plan"), which was adopted on December 11, 2013, we award time-vesting restricted stock units ("RSUs"), nonqualified stock options ("options"), performance-vesting restricted stock units and restricted stock (collectively, "performance shares") and deferred share units ("DSUs") to eligible employees and directors.

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RSUs generally vest in annual installments over two or three years from the date of grant. Vested RSUs generally will be settled for our common stock, with the exception of certain awards that will be settled in cash. The grant date fair value is equal to the closing stock price on the date of grant.

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Options vest over three years in equal annual installments from the date of grant and will terminate 10 years from the date of grant or earlier if the individual’s service terminates. The exercise price is equal to the closing price of the Company’s common stock on the date of grant. The grant date fair value is estimated using the Black-Scholes-Merton Model.

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Performance shares are settled at the end of a three-year performance period with 50 percent of the shares subject to achievement based on a measure of (i) the Company’s total shareholder return relative to the total shareholder return of members of a peer company group ("relative shareholder return") and the other 50 percent of the shares subject to achievement based on (ii) the Company’s earnings before interest expense, income tax and depreciation and amortization ("EBITDA") compound annual growth rate ("EBITDA CAGR"). The total number of performance shares that vest based on each performance measure (relative shareholder return and EBITDA CAGR) is based on an achievement factor that in each case, ranges from a zero to 200 percent payout. The grant date fair value of the relative shareholder return awards is estimated using the Monte Carlo Simulation, and the grant date fair value for the EBITDA CAGR awards is equal to the closing stock price on the date of grant.

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DSUs are issued to our independent directors and are fully vested and non-forfeitable on the date of grant. DSUs are settled for shares of our common stock, which are deliverable upon the earlier of termination of the individual's service on our board of directors or a change in control. The grant date fair value is equal to the closing stock price on the date of grant.

We recognize the cost of services received in these share-based payment transactions with employees as services are received and recognize either a corresponding increase in additional paid-in capital or accounts payable, accrued expenses and other in our consolidated balance sheets, depending on whether the instruments granted satisfy the equity or liability classification criteria. The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that we are obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation expense for an award classified as an equity instrument is recognized ratably over the requisite service period. The requisite service period is the period during which an employee is required to provide service in exchange for an award. Liability awards are measured based on the award’s fair value, and the fair value is remeasured at each reporting date until the date of settlement. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period. Compensation expense for awards with performance conditions is recognized over the requisite service period if it is probable that the performance condition will be satisfied. If such performance conditions are not considered probable until they occur, no compensation expense for these awards is recognized.

Income Taxes

We account for income taxes using the asset and liability method. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and to recognize the deferred tax assets and liabilities that relate to tax consequences in future years, which result from differences between the respective tax basis of assets and liabilities and their financial reporting amounts and tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the respective temporary differences or operating loss or tax credit carryforwards are expected to be recovered or settled. The realization of deferred tax assets and tax loss and tax credit carryforwards is contingent upon the generation of future taxable income and other restrictions that may exist under the tax laws of the jurisdiction in which a deferred tax asset exists. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized.

We use a prescribed recognition threshold for the financial statement recognition and measurement of a tax position taken in a tax return. For all income tax positions, we first determine whether it is "more-likely-than-not" that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If it is determined that a position meets the more-likely-than-not recognition threshold, the benefit recognized in the financial statements is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Recently Issued Accounting Pronouncements

Adopted Accounting Standards

In January 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-04 ("ASU 2017-04"), Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the subsequent measurement of goodwill by removing Step 2 from the goodwill impairment test. We elected, as permitted by the standard, to early adopt ASU 2017-04 on a prospective basis as of January 1, 2017. The adoption did not have a material effect on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09 ("ASU 2016-09"), Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is intended to simplify several aspects of the accounting for share-based payment transactions, including the accounting for income taxes, forfeitures and statutory withholding requirements, as well as classification in the statement of cash flows. We adopted ASU 2016-09 as of January 1, 2017. One of the provisions of this ASU requires entities to make an accounting policy election with respect to forfeitures of share-based payment awards, and we have elected to account for forfeitures as they occur and adopted this provision of ASU 2016-09 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of January 1, 2017 of approximately $1 million. Additionally, we have applied the provisions of this ASU on a retrospective basis in our consolidated statements of cash flows, which includes presenting: (i) excess tax benefits as an operating activity, which were previously presented as a financing activity; and (ii) cash payments to tax authorities for employee taxes when shares are withheld to meet statutory withholding requirements as a financing activity, which were previously presented as an operating activity.

In August 2016, the FASB issued ASU No. 2016-15 ("ASU 2016-15"), Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. In November 2016, the FASB issued ASU No. 2016-18 ("ASU 2016-18"), Statement of Cash Flows (Topic 230) - Restricted Cash. This ASU requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The provisions of both ASUs are effective for reporting periods beginning after December 15, 2017 and are to be applied retrospectively; early adoption is permitted. We elected, as permitted by the standards, to early adopt ASU 2016-15 and ASU 2016-18 in the fourth quarter of 2016, and we restated all prior periods presented in the consolidated statements of cash flows. The adoption of ASU 2016-15 did not have a material effect on our consolidated financial statements. The effect of the adoption of ASU 2016-18 on our consolidated statements of cash flows was to include restricted cash and restricted cash equivalents balances in the beginning and end of period balances of cash, restricted cash and cash equivalents. The change in restricted cash and restricted cash equivalents was previously disclosed in operating activities, investing activities and financing activities in the consolidated statements of cash flows.

In April 2015, the FASB issued ASU No. 2015-03 ("ASU 2015-03"), Interest - Imputation of Interest (Subtopic 835-30) - Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset, which is consistent with the presentation of debt discounts and premiums. In August 2015, the FASB issued ASU No. 2015-15 ("ASU 2015-15"), Interest - Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies that, absent authoritative guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the staff of the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We adopted ASU 2015-03 and ASU 2015-15 retrospectively as of January 1, 2016. As a result, approximately $61 million of debt issuance costs that were previously presented in other non-current assets as of December 31, 2015 are now included within long-term debt. We elected to continue presenting the debt issuance costs related to our line-of-credit arrangements within other non-current assets.

In February 2015, the FASB issued ASU No. 2015-02 ("ASU 2015-02"), Consolidation (Topic 810) - Amendments to the Consolidation Analysis. This ASU modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. We elected, as permitted by the standard, to adopt ASU 2015-02 as of January 1, 2016 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of January 1, 2016 of approximately $5 million. Additionally, certain consolidated entities that were not previously considered VIEs prior to the adoption of ASU 2015-02 were considered to be VIEs for which we are the primary beneficiary and continue to be consolidated following adoption; prior period VIE disclosures do not include the balances or activity associated with these VIEs.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02 ("ASU 2016-02"), Leases (Topic 842), which supersedes existing guidance on accounting for leases in Leases (Topic 840) and generally requires all leases, including operating leases, to be recognized in the statement of financial position as right-of-use assets and lease liabilities by lessees. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach and are effective for reporting periods beginning after

December 15, 2018; early adoption is permitted. We are currently evaluating the effect that this ASU will have on our consolidated financial statements, but we expect this ASU to have a material effect on our consolidated balance sheet.

In May 2014, the FASB issued ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Revenue Recognition (Topic 605) and requires entities to recognize revenue when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. Subsequent to ASU 2014-09, the FASB has issued several related ASUs. The provisions of ASU 2014-09 and the related ASUs will be effective beginning January 1, 2018. This ASU permits two transition approaches: retrospective or modified retrospective. We are still evaluating our transition approach and expect to reach a decision in the second quarter of 2017.

We anticipate that ASU 2014-09 will have a material effect on our consolidated financial statements. However, we expect revenue recognition related to our accounting for ongoing royalty and management fee revenues, direct reimbursable fees from our management and franchise agreements and hotel guest transactions at our owned and leased hotels to remain substantially unchanged.

While we are continuing to assess all other potential effects of the standard, we currently believe the provisions of ASU 2014-09 will affect revenue recognition as follows: (i) application and initiation fees for new hotels entering the system will be recognized over the term of the franchise agreement; (ii) certain contract acquisition costs related to our management and franchise agreements will be recognized over the term of the agreements as a reduction to revenue; and (iii) incentive management fees will be recognized to the extent that it is probable that a significant reversal will not occur as a result of future hotel profits or cash flows. We do not expect the changes in revenue recognition for certain contract acquisition costs or incentive management fees to affect the Company’s net income for any full year period. We are currently assessing the effect of the standard on indirect reimbursable fees related to our management and franchise agreements and the accounting for our guest loyalty program. We continue to update our assessment of the effect that ASU 2014-09 and related ASUs will have on our consolidated financial statements, and we will disclose further material effects, if any, when known.

Note 3: Discontinued Operations

On January 3, 2017, we completed the spin-offs of Park and HGV via a pro rata distribution to each of Hilton's stockholders of record, as of close of business on December 15, 2016, of 100 percent of the outstanding common stock of each of Park and HGV (the "Distribution"). Each Hilton stockholder received one share of Park common stock for every five shares of Hilton common stock and one share of HGV common stock for every ten shares of Hilton common stock. Following the spin-offs, Hilton did not retain any ownership interest in Park or HGV. Both Park and HGV have their common stock listed on the New York Stock Exchange under the symbols "PK" and "HGV," respectively.

In connection with the spin-offs, on January 2, 2017, Hilton entered into several agreements with Park and HGV that govern Hilton’s relationship with them following the Distribution, including the following:

Distribution Agreement

The Company entered into a Distribution Agreement with Park and HGV regarding the principal actions taken or to be taken in connection with the spin-offs. The Distribution Agreement provides for certain transfers of assets and assumptions of liabilities by each of Hilton, Park and HGV and the settlement or extinguishment of certain liabilities and other obligations among Hilton, Park and HGV. In addition to the allocation of assets and liabilities detailed in the Distribution Agreement, Hilton, Park and HGV have agreed that losses related to certain contingent liabilities (and related costs and expenses) that generally are not specifically attributable to any of the separated real estate business, the timeshare business or the retained business of Hilton will be apportioned among the parties according to fixed percentages: 65 percent, 26 percent and 9 percent for each of Hilton, Park and HGV, respectively. In addition, costs and expenses of, and indemnification obligations to, third- party professional advisors arising out of the foregoing actions also may be subject to these provisions. Subject to certain limitations and exceptions, Hilton shall generally be vested with the exclusive management and control of all matters pertaining to any such contingent liabilities, including the prosecution of any claim and the conduct of any defense. The Distribution Agreement also provides for cross-indemnities that, except as otherwise provided in the Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of each business with the appropriate company.

Employee Matters Agreement

The Company entered into an Employee Matters Agreement with Park and HGV that governs the respective rights, responsibilities and obligations of Hilton, Park and HGV after the spin-offs with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, each of Park and HGV assumed or retained sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its current and former employees. Additionally, outstanding Hilton equity-based awards were equitably adjusted or converted into Park or HGV awards, as applicable, in connection with the spin-offs, and Park and HGV employees no longer actively participate in Hilton’s benefit plans or programs (other than specified compensation and benefit plans).

Tax Matters Agreement

The Company entered into a Tax Matters Agreement with Park and HGV that governs the respective rights, responsibilities and obligations of Hilton, Park and HGV after the spin-offs with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Park and HGV each continue to have several liability with Hilton to the Internal Revenue Service ("IRS") for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which Park and HGV were part of that group. The Tax Matters Agreement specifies the portion, if any, of this tax liability for which Park and HGV will bear responsibility, and each party has agreed to indemnify the other two against any amounts for which they are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the spin-offs are not tax-free.

The Tax Matters Agreement also provides for certain covenants that may restrict Hilton, Park or HGV’s ability to issue equity and pursue strategic or other transactions that otherwise could maximize the value of their businesses for two years after the spin-offs. These restrictions are generally inapplicable in the event that the IRS has granted a favorable ruling to Hilton, Park or HGV or in the event that Hilton, Park or HGV has received an opinion from a tax advisor that it can take such actions without adversely affecting the tax-free status of the spin-offs and related transactions.

Transition Services Agreement

The Company entered into a Transition Services Agreement (the "TSA") with Park and HGV under which Hilton or one of its affiliates will provide Park and HGV with certain services for a period of two years to help ensure an orderly transition following the Distribution. The services that Hilton agreed to provide under the TSA may include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. The entity providing the services is compensated for any such services at agreed amounts as set forth in the TSA.

HGV License Agreement

The Company entered into a license agreement with HGV granting HGV the exclusive right, for an initial term of 100 years, to use certain Hilton marks and intellectual property in its timeshare business, subject to the terms and conditions of the agreement. HGV will pay a royalty fee of five percent of gross revenues, as defined, to Hilton quarterly in arrears, as well as specified additional fees. HGV also will pay Hilton an annual transition fee of $5 million for each of the first five years of the term and certain other fees and reimbursements. Additionally, during the term of the license agreement, HGV will participate in Hilton’s guest loyalty program, Hilton Honors.

Tax Stockholders Agreement

The Company entered into a stockholders agreement with HGV and certain entities affiliated with Blackstone intended to preserve the tax-free status of the Distribution. The Tax Stockholders Agreement provides for certain covenants that may limit issuances or repurchases of Hilton or HGV stock in excess of specified percentages, dispositions of Hilton or HGV common stock by Blackstone, and transfers of interests in certain Blackstone entities that directly or indirectly own Hilton, Park or HGV common stock. Additionally, the Tax Stockholders Agreement, which has a term of two years, may limit issuances or repurchases of stock by Hilton in excess of specified percentages.

Management and Franchise Agreements

The Company entered into management and franchise agreements with Park, whereby Park will pay agreed upon fees for various services that Hilton will provide to support the operations of their hotels, as well as royalty fees for the licensing of Hilton's hotel brands. The terms of the management agreements generally include a base management fee, calculated as three percent of gross hotel revenues or receipts, and an incentive management fee, calculated as six percent of a specified measure of hotel earnings that will be calculated in accordance with the applicable management agreement. Additionally, payroll and related costs, certain other operating costs, marketing expenses and other expenses associated with Hilton's brands and shared services will be directly reimbursed to Hilton by Park pursuant to the terms of the management and franchise agreements.

Financial Information

Prior to the spin-offs, the results of Park were reported in our ownership segment and the results of HGV were reported in our timeshare segment. Following the spin-offs, we do not have a timeshare segment, as we no longer have timeshare operations.

The following table presents the assets and liabilities of Park and HGV that were included in discontinued operations in our consolidated balance sheets:

	December 31,
	2016	2015
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$341	$76
Restricted cash and cash equivalents	160	147
Accounts receivable, net of allowance for doubtful accounts	250	212
Prepaid expenses	48	35
Inventories	527	430
Current portion of financing receivables, net	136	128
Other	16	16
Total current assets of discontinued operations (variable interest entities - $92 and $79)	1,478	1,044
Intangibles and Other Assets:
Goodwill	604	607
Management and franchise contracts, net	56	60
Other intangible assets, net	60	63
Property and equipment, net	8,589	8,708
Deferred income tax assets	35	19
Financing receivables, net	895	848
Investments in affiliates	81	99
Other	27	20
Total non-current assets of discontinued operations (variable interest entities - $405 and $326)	10,347	10,424
TOTAL ASSETS OF DISCONTINUED OPERATIONS	$11,825	$11,468
LIABILITIES
Current Liabilities:
Accounts payable, accrued expenses and other	$632	$587
Current maturities of long-term debt	65	109
Current maturities of timeshare debt	73	110
Income taxes payable	4	6
Total current liabilities of discontinued operations (variable interest entities - $81 and $113)	774	812
Long-term debt	3,437	3,948
Timeshare debt	621	392
Deferred revenues	22	32
Deferred income tax liabilities	2,797	2,755
Other	17	17
TOTAL LIABILITIES OF DISCONTINUED OPERATIONS (variable interest entities - $506 and $369)	$7,668	$7,956

The following table presents the results of operations of Park and HGV that were included in discontinued operations in our consolidated statements of operations:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Revenues
Franchise fees	$38	$35	$22
Base and other management fees	30	27	24
Owned and leased hotels	2,674	2,637	2,463
Timeshare	1,390	1,308	1,171
Other revenues	13	13	10
Other revenues from managed and franchised properties	136	119	124
Total revenues from discontinued operations	4,281	4,139	3,814

Expenses
Owned and leased hotels	1,805	1,754	1,666
Timeshare	948	897	767
Depreciation and amortization	322	307	265
General and administrative	144	10	5
Other expenses	18	24	17
Other expenses from managed and franchised properties	136	119	124
Total expenses from discontinued operations	3,373	3,111	2,844

Gain on sales of assets, net	1	143	—

Operating income from discontinued operations	909	1,171	970

Interest expense	(193)	(198)	(202)
Gain on foreign currency transactions	3	—	—
Other non-operating income (loss), net	(20)	(10)	46

Income from discontinued operations before income taxes	699	963	814

Income tax expense	(327)	(428)	(311)

Income from discontinued operations, net of taxes	372	535	503
Income from discontinued operations attributable to noncontrolling interests, net of taxes	(6)	(7)	(4)
Income from discontinued operations attributable to Hilton stockholders, net of taxes	$366	$528	$499

The following table presents selected financial information of Park and HGV that was included in our consolidated statements of cash flows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Non-cash items included in net income:
Depreciation and amortization	$322	$307	$265
Gain on sales of assets, net	(1)	(143)	—

Investing activities:
Capital expenditures for property and equipment	$(255)	$(243)	$(184)
Acquisitions, net of cash acquired	—	(1,402)	—
Proceeds from asset dispositions	—	1,866	31

Note 4: Disposals

Hilton Sydney

In July 2015, we completed the sale of the Hilton Sydney for a purchase price of 442 million Australian dollars (equivalent to $340 million as of the closing date). As a result of the sale, we recognized a pre-tax gain of $163 million included in gain on sales of assets, net in our consolidated statement of operations for the year ended December 31, 2015. The pre-tax gain was net of transaction costs, a goodwill reduction of $36 million and a reclassification of a currency translation adjustment of $25 million from accumulated other comprehensive loss into earnings concurrent with the disposition. The goodwill reduction was due to our consideration of the Hilton Sydney property as a business within our ownership segment; therefore, we reduced the carrying amount of our goodwill by the amount representing the fair value of the business disposed relative to the fair value of the portion of our ownership reporting unit goodwill that was retained.

Sale of Other Property and Equipment

During the year ended December 31, 2014, we completed the sale of two hotels for approximately $9 million. As a result of these sales, we recognized a pre-tax gain of $8 million, including the reclassification of a currency translation adjustment of $3 million from accumulated other comprehensive loss, concurrent with the disposition. The gain was included in other non-operating income, net in our consolidated statement of operations for the year ended December 31, 2014.

Note 5: Consolidated Variable Interest Entities

As of December 31, 2016, we consolidated three VIEs: two entities that lease hotel properties and one management company. As of December 31, 2015, prior to the adoption of ASU 2015-02 and the resulting consolidation of two previously unconsolidated equity investments, we consolidated the two VIEs that lease hotel properties. In December 2016, one of the VIEs that we consolidated as a result of the adoption of ASU 2015-02 sold the hotel asset that it owned. As a result of the sale, we deconsolidated the VIE, as we no longer had the power to direct the activities that most significantly affected its performance. Our retained interest in the entity was accounted for as an equity investment and was included in other non-current assets in our consolidated balance sheet as of December 31, 2016.

We are the primary beneficiaries of these consolidated VIEs as we have the power to direct the activities that most significantly affect their economic performance. Additionally, we have the obligation to absorb their losses and the right to receive benefits that could be significant to them. The assets of our VIEs are only available to settle the obligations of the respective entities. Our consolidated balance sheets included the assets and liabilities of these entities, which primarily comprised the following:

	December 31,
	2016	2015
	(in millions)
Cash and cash equivalents	$57	$44
Accounts receivable, net	14	15
Property and equipment, net	52	44
Deferred income tax assets	58	62
Other non-current assets	53	49
Accounts payable, accrued expenses and other	33	33
Long-term debt	212	208

During the years ended December 31, 2016, 2015 and 2014, we did not provide any financial or other support to any VIEs that we were not previously contractually required to provide, nor do we intend to provide such support in the future.

In June 2015, one of our consolidated VIEs modified the terms of its capital lease, resulting in a reduction in long-term debt of $24 million. Since the capital lease asset had previously been fully impaired, this amount was recognized as a gain in other non-operating income, net in our consolidated statement of operations during the year ended December 31, 2015.

Note 6: Goodwill and Intangible Assets

Goodwill

Our goodwill balances, by reporting unit, were as follows:

	Ownership(1)	Management and Franchise(2)	Total
	(in millions)
Balance as of December 31, 2014	$231	$5,129	$5,360
Disposition of a business(3)	(36)	—	(36)
Foreign currency translation	(2)	(42)	(44)
Balance as of December 31, 2015	193	5,087	5,280
Foreign currency translation	(9)	(53)	(62)
Balance as of December 31, 2016	$184	$5,034	$5,218
____________

(1)	Total goodwill balances for the ownership reporting unit include the following gross carrying values and accumulated impairment losses for the periods presented:

	Gross Carrying Value	Accumulated Impairment Losses	Net Carrying Value
	(in millions)
Balance as of December 31, 2014	$1,027	$(796)	$231
Disposition of a business	(160)	124	(36)
Foreign currency translation	(2)	—	(2)
Balance as of December 31, 2015	865	(672)	193
Foreign currency translation	(9)	—	(9)
Balance as of December 31, 2016	$856	$(672)	$184

(2)	There were no accumulated impairment losses for the management and franchise reporting unit as of December 31, 2016, 2015 and 2014.

(3)	Relates to the sale of the Hilton Sydney, see Note 4: "Disposals" for additional information.

Intangible Assets

Intangible assets were as follows:

	December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Amortizing Intangible Assets:
Management and franchise contracts:
Management and franchise contracts recorded at Merger(1)	$2,221	$(1,534)	$687
Contract acquisition costs and other	343	(67)	276
	$2,564	$(1,601)	$963

Other intangible assets:
Leases(1)	$276	$(126)	$150
Capitalized software	510	(362)	148
Hilton Honors(1)	335	(192)	143
Other	37	(31)	6
	$1,158	$(711)	$447

Non-amortizing Intangible Assets:
Brands(1)(2)	$4,848	$—	$4,848

	December 31, 2015
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Amortizing Intangible Assets:
Management and franchise contracts:
Management and franchise contracts recorded at Merger(1)	$2,249	$(1,381)	$868
Contract acquisition costs and other	279	(58)	221
	$2,528	$(1,439)	$1,089

Other intangible assets:
Leases(1)	$315	$(127)	$188
Capitalized software	436	(274)	162
Hilton Honors(1)	341	(175)	166
Other	34	(27)	7
	$1,126	$(603)	$523

Non-amortizing Intangible Assets:
Brands(1)(2)	$4,919	$—	$4,919
____________

(1)
Represents intangible assets that were initially recorded at their fair value as part of the October 24, 2007 transaction whereby we became a wholly owned subsidiary of an affiliate of Blackstone (the "Merger").

(2)	Changes to our brands intangible asset from December 31, 2015 to December 31, 2016 were due to foreign currency translation

We recorded amortization expense of $312 million, $325 million and $302 million for the years ended December 31, 2016, 2015 and 2014, respectively, including $87 million, $87 million and $74 million, respectively, of amortization expense on capitalized software.

We estimate our future amortization expense for our amortizing intangible assets to be as follows:

Year	(in millions)
2017	$285
2018	267
2019	248
2020	199
2021	73
Thereafter	338
$1,410

Note 7: Property and Equipment

Property and equipment were as follows:

	December 31,
	2016	2015
	(in millions)
Land	$12	$66
Buildings and leasehold improvements	384	379
Furniture and equipment	357	337
Construction-in-progress	14	13
	767	795
Accumulated depreciation	(426)	(384)
	$341	$411

Depreciation expense on property and equipment, including assets recorded for capital leases, was $52 million, $60 million and $61 million during the years ended December 31, 2016, 2015 and 2014, respectively.

As of December 31, 2016 and 2015, property and equipment included approximately $122 million and $120 million, respectively, of capital lease assets primarily consisting of buildings and leasehold improvements, net of $74 million and $63 million, respectively, of accumulated depreciation.

Note 8: Accounts Payable, Accrued Expenses and Other

Accounts payable, accrued expenses and other were as follows:

	December 31,
	2016	2015
	(in millions)
Accrued employee compensation and benefits	$438	$351
Accounts payable	314	268
Liability for guest loyalty program, current	543	494
Insurance reserves, current	122	116
Other accrued expenses	404	390
	$1,821	$1,619

Other accrued expenses consist of deposit liabilities related to hotel operations, taxes, rent, interest and other accrued balances.

Note 9: Debt

Long-term Debt

Long-term debt balances, including obligations for capital leases, and associated interest rates as of December 31, 2016 were as follows:

	December 31,
	2016	2015
	(in millions)
Senior notes with a rate of 5.625%, due 2021	$1,500	$1,500
Senior notes with a rate of 4.250%, due 2024	1,000	—
Senior secured term loan facility with a rate of 3.50%, due 2020	750	4,225
Senior secured term loan facility with an average rate of 3.26%, due 2023	3,209	—
Capital lease obligations with an average rate of 6.34%, due 2018 to 2028	227	227
Other debt with an average rate of 2.65%, due 2018 to 2026	20	20
	6,706	5,972
Less: unamortized deferred financing costs and discount	(90)	(78)
Less: current maturities of long-term debt(1)	(33)	(7)
	$6,583	$5,887
____________

(1)	Net of unamortized deferred financing costs and discount attributable to current maturities of long-term debt.

Senior Notes

In August 2016, we issued $1.0 billion aggregate principal amount of 4.250% Senior Notes due 2024 (the "2024 Senior Notes") and incurred $20 million of debt issuance costs. Interest on the 2024 Senior Notes is payable semi-annually in arrears on March 1 and September 1 of each year.

As of December 31, 2016 the Senior Notes due 2021 (the "2021 Senior Notes") and the 2024 Senior Notes were guaranteed on a senior unsecured basis by the same subsidiaries as the senior secured credit facility entered into in 2013 (the "Senior Secured Credit Facility"). See below and Note 24: "Condensed Consolidating Guarantor Financial Information" for additional information. The 2021 Senior Notes were redeemed in full in March 2017, see Note 26: "Subsequent Events" for additional information.

Senior Secured Credit Facility

Our Senior Secured Credit Facility consists of a $1.0 billion senior secured revolving credit facility (the "Revolving Credit Facility") and a senior secured term loan facility (the "Term Loans"). The obligations of the Senior Secured Credit Facility are unconditionally and irrevocably guaranteed by us and substantially all of our direct or indirect wholly owned domestic subsidiaries.

In November 2016, we amended the Revolving Credit Facility to extend the maturity to November 2021 and incurred $5 million of debt issuance costs. As of December 31, 2016, we had $45 million of letters of credit outstanding under the Revolving Credit Facility and a borrowing capacity of $955 million. We are required to pay a commitment fee of 0.125 percent per annum under the Revolving Credit Facility in respect of the unused commitments thereunder.

In August 2016, we amended the Term Loans pursuant to which $3,225 million of outstanding Term Loans were converted into a new tranche of Term Loans due October 2023 with an interest rate of LIBOR plus 250 basis points. In connection with the modification of the Term Loans, we recognized an $8 million discount as a reduction to long-term debt in our consolidated balance sheet and $4 million of other debt issuance costs included in other non-operating income, net in our consolidated statement of operations. The Term Loans were amended again in March 2017, see Note 26: "Subsequent Events" for additional information.

Debt Maturities

The contractual maturities of our long-term debt as of December 31, 2016 were as follows:

Year	(in millions)
2017	$40
2018	50
2019	47
2020	798
2021	1,549
Thereafter	4,222
$6,706

Note 10: Deferred Revenues

Deferred revenues were as follows:

	December 31,
	2016	2015
	(in millions)
Hilton Honors points sales	$29	$233
Other	13	18
	$42	$251

In 2013, we sold Hilton Honors points to issuers of Hilton Honors co-branded credit cards and recorded deferred revenue upon receipt of the cash. The deferred revenue balance is reduced, and revenue is recognized, as the issuers use the points for promotions, rewards and incentive programs and certain other activities.

Note 11: Other Liabilities

Other long-term liabilities were as follows:

	December 31,
	2016	2015
	(in millions)
Program surplus	$446	$420
Pension obligations	215	183
Other long-term tax liabilities	480	293
Deferred employee compensation and benefits	113	170
Insurance reserves	131	87
Other	107	112
	$1,492	$1,265

Program surplus represents obligations to operate our marketing, sales and brand programs on behalf of our hotel owners. Our obligations related to the insurance claims are expected to be satisfied, on average, over the next three years.

Note 12: Derivative Instruments and Hedging Activities

During the years ended December 31, 2016, 2015 and 2014, derivatives were used to hedge the interest rate risk associated with variable-rate debt, as well as foreign exchange risk associated with certain foreign currency denominated cash balances.

During the year ended December 31, 2016, we dedesignated four interest rate swaps that were previously designated as cash flow hedges as they no longer met the criteria for hedge accounting. These interest rate swaps, which swapped three-month LIBOR on the Term Loans to a fixed rate of 1.87 percent, expire in October 2018 and, as of December 31, 2016, had an aggregate notional amount of $1.45 billion.

As of December 31, 2016, we held 68 short-term foreign exchange forward contracts with an aggregate notional amount of $326 million to offset exposure to fluctuations in our foreign currency denominated cash balances. We elected not to designate these foreign exchange forward contracts as hedging instruments.

Fair Value of Derivative Instruments

The fair values of our derivative instruments in our consolidated balance sheets were as follows:

		December 31,
	Balance Sheet Classification	2016	2015
		(in millions)
Cash Flow Hedges:
Interest rate swaps	Other liabilities	N/A	$15

Non-designated Hedges:
Interest rate swaps	Other liabilities	$12	N/A
Forward contracts	Other current assets	3	1
Forward contracts	Accounts payable, accrued expenses and other	4	1

Earnings Effect of Derivative Instruments

The gains and losses recognized in our consolidated statements of operations and consolidated statements of comprehensive income before any effect for income taxes were as follows:

		Year Ended December 31,
	Classification of Gain (Loss) Recognized	2016	2015	2014
		(in millions)
Cash Flow Hedges:
Interest rate swaps(1)	Other comprehensive loss	$(7)	$(11)	$(14)

Non-designated Hedges:
Interest rate swaps	Other non-operating income, net	4	N/A	N/A
Interest rate swaps(2)	Interest expense	4	N/A	N/A
Forward contracts	Gain (loss) on foreign currency transactions	7	11	1
____________

(1)	There were no amounts recognized in earnings related to hedge ineffectiveness or amounts excluded from hedge effectiveness testing during the years ended December 31, 2016, 2015 and 2014.

(2)
The amount recognized during the year ended December 31, 2016 is related to the dedesignation of these instruments as cash flow hedges and was reclassified from accumulated other comprehensive loss as the underlying transactions occurred.

Note 13: Fair Value Measurements

We did not elect the fair value measurement option for any of our financial assets or liabilities. The fair value of certain financial instruments and the hierarchy level we used to estimate fair values are shown below:

	December 31, 2016
		Hierarchy Level
	Carrying Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Cash equivalents	$782	$—	$782	$—
Restricted cash equivalents	11	—	11	—
Liabilities:
Long-term debt(1)	6,369	2,516	—	4,006
Interest rate swaps	12	—	12	—

	December 31, 2015
		Hierarchy Level
	Carrying Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Cash equivalents	$287	$—	$287	$—
Restricted cash equivalents	18	—	18	—
Liabilities:
Long-term debt(1)	5,647	1,560	—	4,222
Interest rate swaps	15	—	15	—
____________

(1)	The carrying value includes unamortized deferred financing costs and discount. The carrying values and fair values exclude capital lease obligations and other debt.

The fair values of financial instruments not included in this table are estimated to be equal to their carrying values as of December 31, 2016 and 2015. Our estimates of the fair values were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop the estimated fair values.

Cash equivalents and restricted cash equivalents primarily consisted of short-term interest-bearing money market funds with maturities of less than 90 days, time deposits and commercial paper. The estimated fair values were based on available market pricing information of similar financial instruments.

The estimated fair values of our Level 1 long-term debt were based on prices in active debt markets. The estimated fair values of our Level 3 long-term debt were based on indicative quotes received for similar issuances.

We measure our interest rate swaps at fair value, which were estimated using an income approach. The primary inputs into our fair value estimate include interest rates and yield curves based on observable market inputs of similar instruments.

Note 14: Leases

We lease hotel properties, land, equipment and corporate office space under operating and capital leases. As of December 31, 2016 and 2015, we leased 61 hotels and 64 hotels, respectively, under operating leases, and four hotels under capital leases. As of December 31, 2016 and 2015, two of these capital leases were liabilities of VIEs that we consolidated and were non-recourse to us. Our leases expire at various dates from 2017 through 2196, with varying renewal options, and the majority expire before 2026.

Our operating leases may require minimum rent payments, contingent rent payments based on a percentage of revenue or income or rent payments equal to the greater of a minimum rent or contingent rent. In addition, we may be required to pay some, or all, of the capital costs for property and equipment in the hotel during the term of the lease.

Amortization of assets recorded under capital leases is recorded in depreciation and amortization in our consolidated statements of operations and is recognized over the lease term.

The future minimum rent payments under non-cancelable leases, due in each of the next five years and thereafter as of December 31, 2016, were as follows:

	Operating Leases	Capital Leases	Non-Recourse Capital Leases
Year	(in millions)
2017	$175	$4	$14
2018	157	4	23
2019	147	4	23
2020	142	4	24
2021	133	5	24
Thereafter	863	34	174
Total minimum rent payments	$1,617	55	282
Less: amount representing interest		(19)	(91)
Present value of net minimum rent payments		$36	$191

Rent expense for all operating leases was as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Minimum rentals	$224	$244	$247
Contingent rentals	98	104	127
	$322	$348	$374

Note 15: Income Taxes

Our tax provision includes federal, state and foreign income taxes payable. The domestic and foreign components of income before income taxes were as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
U.S. income before tax	$934	$262	$181
Foreign income (loss) before tax	(378)	271	152
Income before income taxes	$556	$533	$333

The components of our provision (benefit) for income taxes were as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Current:
Federal	$441	$164	$118
State	143	51	41
Foreign	70	64	86
Total current	654	279	245
Deferred:
Federal	(116)	(606)	(74)
State	50	(86)	(17)
Foreign	(24)	65	—
Total deferred	(90)	(627)	(91)
Total provision (benefit) for income taxes	$564	$(348)	$154

Reconciliations of our tax provision at the U.S. statutory rate to the provision (benefit) for income taxes were as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Statutory U.S. federal income tax provision	$194	$187	$116
State income taxes, net of U.S. federal tax benefit	23	17	7
Foreign income tax expense	119	108	52
U.S. benefit of foreign taxes	(71)	(106)	(46)
Foreign losses not subject to U.S. tax	—	—	(7)
Nontaxable liquidation of subsidiaries	—	(628)	—
Corporate restructuring	482	—	—
Change in deferred tax asset valuation allowance	(65)	14	8
Change in basis difference in foreign subsidiaries	27	11	13
Provision (benefit) for uncertain tax positions	(139)	18	5
Non-deductible share-based compensation	—	23	11
Non-deductible goodwill	—	13	—
Other, net	(6)	(5)	(5)
Provision (benefit) for income taxes	$564	$(348)	$154

During the year ending December 31, 2016, we effected two corporate structuring transactions that included (i) the organization of Hilton’s assets and subsidiaries in preparation for the spin-offs, and (ii) a restructuring of Hilton’s international assets and subsidiaries (the “international restructuring”). The international restructuring involved a transfer of certain assets, including intellectual property used in the international business, from U.S. subsidiaries to foreign subsidiaries and became effective in December 2016. The transfer of the intellectual property resulted in the recognition of tax expense representing the estimated U.S. tax expected to be paid in future years on income generated from the intellectual property transferred to foreign subsidiaries. Further, our deferred effective tax rate is determined based upon the composition of applicable federal and state tax rates. Due to the changes in the footprint of the Company and the expected applicable tax rates at which our domestic deferred tax assets and liabilities will reverse in future periods as a result of the described restructuring activities, our estimated deferred effective tax rate has increased for the year ended December 31, 2016. In total these structuring transactions, which became effective in December 2016, resulted in additional income tax expense of $482 million in the period.

After the 2016 international restructuring, based on our consideration of all available positive and negative evidence, we determined that it was more likely than not we would be able to realize the benefit of various foreign deferred tax assets. Accordingly, as of December 31, 2016, we released valuation allowances of $26 million against our foreign deferred tax assets.

During the year ended December 31, 2015, certain of our U.S. subsidiary corporations were converted to limited liability companies and certain of our subsidiary controlled foreign corporations elected to be disregarded for U.S. federal income tax purposes. These transactions were treated as tax-free liquidations for federal tax purposes. As a result of these liquidation transactions, $512 million of deferred tax liabilities were derecognized. In addition, we recognized $116 million of previously unrecognized deferred tax assets associated with assets and liabilities distributed from the liquidated controlled foreign corporations, resulting in a total deferred tax benefit of $628 million. These previously unrecognized deferred tax assets were a component of our investment in foreign subsidiaries deferred tax balances that were connected to the liquidated controlled foreign corporations. Prior to these liquidations, we did not believe that the benefit of these deferred tax assets would be realized within the foreseeable future; therefore, we did not recognize these deferred tax assets.

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carryforward items. The tax effects of the temporary differences and carryforwards that give rise to our net deferred tax asset (liability) were as follows:

	December 31,
	2016	2015
	(in millions)
Deferred Tax Assets:
Net operating loss carryforwards	$394	$440
Compensation	214	243
Other reserves	15	39
Capital lease obligations	84	90
Insurance reserves	36	50
Program surplus	84	79
Property and equipment	26	172
Investments	12	72
Other	66	84
Total gross deferred tax assets	931	1,269
Less: valuation allowance	(507)	(484)
Deferred tax assets	424	785
Deferred Tax Liabilities:
Brands	(1,626)	(1,867)
Amortizable intangible assets	(305)	(488)
Investment in foreign subsidiaries	(39)	(35)
Deferred income	(150)	(211)
Deferred tax liabilities	(2,120)	(2,601)
Net deferred taxes	$(1,696)	$(1,816)

As of December 31, 2016, we had foreign net operating loss carryforwards of $1.5 billion, which resulted in deferred tax assets of $394 million for foreign jurisdictions. Approximately $7 million of our deferred tax assets as of December 31, 2016 related to net operating loss carryforwards that will expire between 2017 and 2036 with less than $1 million of that amount expiring in 2017. Approximately $387 million of our deferred tax assets as of December 31, 2016 resulted from net operating loss carryforwards that are not subject to expiration. We believe that it is more likely than not that the benefit from certain foreign net operating loss carryforwards will not be realized. In recognition of this assessment, we provided a valuation allowance of $385 million as of December 31, 2016 on the deferred tax assets relating to these foreign net operating loss carryforwards. Our total valuation allowance relating to these net operating loss carryforwards and other deferred tax assets increased $23 million during the year ended December 31, 2016.

We classify reserves for tax uncertainties within current income taxes payable and other long-term liabilities in our consolidated balance sheets. Reconciliations of the beginning and ending amount of unrecognized tax benefits were as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Balance at beginning of year	$315	$296	$323
Additions for tax positions related to the prior year	77	25	32
Additions for tax positions related to the current year	9	8	10
Reductions for tax positions for prior years	(204)	(4)	(63)
Settlements	(21)	(4)	(1)
Lapse of statute of limitations	(2)	(2)	(2)
Currency translation adjustment	—	(4)	(3)
Balance at end of year	$174	$315	$296

The changes to our unrecognized tax benefits during the years ended December 31, 2016 and 2015 were primarily the result of items identified, resolved and settled as part of our ongoing U.S. federal audit. We recognize interest and penalties accrued related to uncertain tax positions in income tax expense. As of December 31, 2016 and 2015, we had accrued approximately $30 million and $26 million, respectively, for the payment of interest and penalties. We accrued approximately $4 million, $5 million and $8 million during the years ended December 31, 2016, 2015 and 2014, respectively. Included in the balance of uncertain tax positions as of December 31, 2016 and 2015 were $176 million and $299 million, respectively, associated with positions that if favorably resolved would provide a benefit to our effective tax rate. As a result of the expected resolution of examination issues with federal, state, and foreign tax authorities, we believe it is reasonably possible that during the next 12 months the amount of unrecognized tax benefits will decrease up to $8 million.

We file income tax returns, including returns for our subsidiaries, with federal, state and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service ("IRS") on open tax positions. The timing of the resolution of tax audits is highly uncertain, as are the amounts, if any, that may ultimately be paid upon such resolution. Changes may result from the conclusion of ongoing audits, appeals or litigation in state, local, federal and foreign tax jurisdictions or from the resolution of various proceedings between the U.S. and foreign tax authorities. We are no longer subject to U.S. federal income tax examination for years through 2004. As of December 31, 2016, we remain subject to federal examinations from 2005-2015, state examinations from 2003-2015 and foreign examinations of our income tax returns for the years 1996 through 2015.

In April 2014, we received 30-day Letters from the IRS and the Revenue Agents Report ("RAR") for the 2006 and October 2007 tax years. We disagreed with several of the proposed adjustments in the RAR, filed a formal appeals protest with the IRS and did not make any tax payments related to this audit. The issues being protested in appeals relate to assertions by the IRS that: (1) certain foreign currency-denominated intercompany loans from our foreign subsidiaries to certain U.S. subsidiaries should be recharacterized as equity for U.S. federal income tax purposes and constitute deemed dividends from such foreign subsidiaries to our U.S. subsidiaries; (2) in calculating the amount of U.S. taxable income resulting from our Hilton Honors guest loyalty program, we should not reduce gross income by the estimated costs of future redemptions, but rather such costs would be deductible at the time the points are redeemed; and (3) certain foreign-currency denominated loans issued by one of our Luxembourg subsidiaries whose functional currency is USD, should instead be treated as issued by one of our Belgian subsidiaries whose functional currency is the euro, and thus foreign currency gains and losses with respect to such loans should have been measured in euros, instead of USD. Additionally, in January 2016, we received a 30-day Letter from the IRS and the RAR for the December 2007 through 2010 tax years. The RAR includes the proposed adjustments for tax years December 2007 through 2010, which reflect the carryover effect of the three protested issues from 2006 through October 2007. These proposed adjustments will also be protested in appeals, and formal appeals protests have been submitted. In total, the proposed adjustments sought by the IRS would result in additional U.S. federal tax owed of approximately $874 million, excluding interest and penalties and potential state income taxes. The portion of this amount related to our Hilton Honors guest loyalty program would result in a decrease to our future tax liability when the points are redeemed. We disagree with the IRS's position on each of these assertions and intend to vigorously contest them. However, as a result of recent developments related to the appeals process discussion that have taken place in 2016, we have determined based on on-going discussions with the IRS, it is more likely than not that we will not recognize the full benefit related to certain of the issues being appealed. Accordingly, as of December 31, 2016, we have recorded a $44 million unrecognized tax benefit.

State income tax returns are generally subject to examination for a period of three to five years after filing the respective return; however, the state effect of any federal tax return changes remains subject to examination by various states for a period generally of up to one year after formal notification to the states. The statute of limitations for the foreign jurisdictions generally ranges from three to ten years after filing the respective tax return.

Note 16: Employee Benefit Plans

We sponsor multiple domestic and international employee benefit plans. Benefits are based upon years of service and compensation.

We have a noncontributory retirement plan in the U.S. (the "Domestic Plan"), which covers certain employees not earning union benefits. This plan was frozen for participant benefit accruals in 1996; therefore, the projected benefit obligation is equal to the accumulated benefit obligation. The plan assets will be used to pay benefits due to employees for service through December 31, 1996. As employees have not accrued additional benefits since that time, we do not utilize salary or pension inflation assumptions in calculating our benefit obligation for the Domestic Plan. The annual measurement date for the Domestic Plan is December 31.

We also have multiple employee benefit plans that cover many of our international employees. These include (i) a plan that covers workers in the United Kingdom (the "U.K. Plan"), which was frozen to further service accruals on November 30, 2013; and (ii) a number of smaller plans that cover workers in various countries around the world (the "International Plans"). The annual measurement date for all of these plans is December 31.

We are required to recognize the funded status of our pension plans, which is the difference between the fair value of plan assets and the projected benefit obligations, in our consolidated balance sheets and make corresponding adjustments for changes in the value through accumulated other comprehensive loss, net of tax.

The following table presents the projected benefit obligation, the fair value of plan assets, the funded status and the accumulated benefit obligation for the Domestic Plan, the U.K. Plan and the International Plans:

	Domestic Plan		U.K. Plan		International Plans
	2016	2015	2016	2015	2016	2015
	(in millions)
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$394	$425	$391	$415	$82	$115
Service cost	—	—	2	1	2	2
Interest cost	13	16	12	15	2	2
Actuarial loss (gain)	1	(8)	87	(5)	2	(1)
Settlements and curtailments	(2)	(14)	—	—	(1)	(4)
Effect of foreign exchange rates	—	—	(74)	(19)	(1)	(4)
Benefits paid	(25)	(25)	(14)	(16)	(5)	(28)
Benefit obligation at end of year	$381	$394	$404	$391	$81	$82

Change in Plan Assets:
Fair value of plan assets at beginning of year	$265	$283	$368	$390	$60	$85
Actual return on plan assets, net of expenses	11	(11)	42	(1)	1	—
Employer contributions	18	32	5	13	3	8
Effect of foreign exchange rates	—	—	(65)	(18)	—	(1)
Benefits paid	(25)	(25)	(14)	(16)	(5)	(28)
Settlements	(2)	(14)	—	—	(1)	(4)
Fair value of plan assets at end of year	267	265	336	368	58	60
Funded status at end of year (underfunded)	(114)	(129)	(68)	(23)	(23)	(22)
Accumulated benefit obligation	$381	$394	$404	$391	$81	$82

Amounts recognized in the consolidated balance sheets consisted of:

	Domestic Plan		U.K. Plan		International Plans
	2016	2015	2016	2015	2016	2015
	(in millions)
Other non-current assets	$4	$2	$—	$—	$6	$7
Other liabilities	(118)	(131)	(68)	(23)	(29)	(29)
Net amount recognized	$(114)	$(129)	$(68)	$(23)	$(23)	$(22)

Amounts recognized in accumulated other comprehensive loss consisted of:

	Domestic Plan			U.K. Plan			International Plans
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(in millions)
Net actuarial loss	$—	$15	$42	$41	$16	$33	$3	$1	$10
Prior service credit	(3)	(4)	(4)	—	—	—	—	—	—
Amortization of net gain	(3)	(3)	(7)	(2)	(2)	(1)	(1)	(9)	(1)
Net amount recognized	$(6)	$8	$31	$39	$14	$32	$2	$(8)	$9

The estimated unrecognized net losses and prior service cost that will be amortized into net periodic pension cost over the fiscal year following the indicated year were as follows:

	Domestic Plan			U.K. Plan			International Plans
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(in millions)
Unrecognized net losses	$2	$2	$3	$4	$2	$2	$—	$—	$1
Unrecognized prior service cost	4	4	4	—	—	—	—	—	—
Amount unrecognized	$6	$6	$7	$4	$2	$2	$—	$—	$1

The net periodic pension cost (credit) was as follows:

	Domestic Plan			U.K. Plan			International Plans
	2016	2015	2014	2016	2015	2014	2016	2015	2014
	(in millions)
Service cost	$8	$7	$7	$2	$2	$1	$3	$3	$2
Interest cost	13	16	17	12	15	17	2	2	4
Expected return on plan assets	(19)	(19)	(18)	(22)	(25)	(24)	(3)	(4)	(4)
Amortization of prior service cost	4	4	4	—	—	—	—	—	—
Amortization of net loss	3	3	1	2	2	1	—	—	1
Settlement losses	—	—	5	—	—	—	—	10	1
Net periodic pension cost (credit)	$9	$11	$16	$(6)	$(6)	$(5)	$2	$11	$4

The weighted-average assumptions used to determine benefit obligations were as follows:

	Domestic Plan		U.K. Plan		International Plans
	2016	2015	2016	2015	2016	2015
Discount rate	4.0%	4.3%	2.8%	3.9%	3.1%	3.5%
Salary inflation	N/A	N/A	1.9	1.7	2.1	2.1
Pension inflation	N/A	N/A	3.1	2.8	1.7	1.6

The weighted-average assumptions used to determine net periodic pension cost (credit) were as follows:

	Domestic Plan			U.K. Plan			International Plans
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Discount rate	4.2%	3.9%	4.7%	3.9%	3.8%	4.7%	3.5%	3.3%	4.3%
Expected return on plan assets	7.3	7.5	7.5	6.5	6.5	6.5	5.4	5.1	6.0
Salary inflation	N/A	N/A	N/A	1.7	1.6	1.9	2.1	2.2	2.3
Pension inflation	N/A	N/A	N/A	2.8	2.8	3.0	1.6	1.8	1.9

The investment objectives for the various plans are preservation of capital, current income and long-term growth of capital. All plan assets are managed by outside investment managers and do not include investments in Hilton stock. Asset allocations are reviewed periodically by the investment managers.

Expected long-term returns on plan assets are determined using historical performance for debt and equity securities held by our plans, actual performance of plan assets and current and expected market conditions. Expected returns are formulated based on the target asset allocation. The target asset allocation for the Domestic Plan, as a percentage of total plan assets, as of December 31, 2016 and 2015 was 65 percent and 60 percent, respectively, in funds that invest in equity securities and 35 percent and 40 percent, respectively, in funds that invest in debt securities. The target asset allocation for the U.K. Plan and the

International Plans was 65 percent in funds that invest in equity and debt securities and 35 percent in bond funds as of December 31, 2016 and 2015, respectively.

The following tables present the fair value hierarchy of total plan assets measured at fair value by asset category. The fair values of Level 2 assets were based on available market pricing information of similar financial instruments. There were no Level 3 assets as of December 31, 2016 and 2015.

	December 31, 2016
	Domestic Plan		U.K. Plan		International Plans
	Level 1	Level 2	Level 1	Level 2	Level 1	Level 2
	(in millions)
Cash and cash equivalents	$—	$—	$—	$—	$10	$—
Equity funds	25	—	—	—	3	6
Debt securities	1	62	—	—	—	—
Bond funds	—	—	—	—	—	6
Common collective trusts	—	139	—	336	—	33
Other	—	40	—	—	—	—
Total	$26	$241	$—	$336	$13	$45

	December 31, 2015
	Domestic Plan		U.K. Plan		International Plans
	Level 1	Level 2	Level 1	Level 2	Level 1	Level 2
	(in millions)
Cash and cash equivalents	$—	$—	$—	$—	$10	$—
Equity funds	64	—	—	—	4	7
Debt securities	2	71	—	—	—	—
Bond funds	—	—	—	—	—	7
Common collective trusts	—	128	—	368	—	32
Total	$66	$199	$—	$368	$14	$46

We expect to contribute approximately $21 million, $8 million and $4 million to the Domestic Plan, the U.K. Plan and the International Plans, respectively, in 2017.

As of December 31, 2016, the benefits expected to be paid in the next five years and in the aggregate for the five years thereafter were as follows:

	Domestic Plan	U.K. Plan	International Plans
Year	(in millions)
2017	$30	$13	$9
2018	27	13	5
2019	26	13	5
2020	26	14	5
2021	26	14	5
2022-2026	124	73	24
	$259	$140	$53

As of January 1, 2007, the Domestic Plan and plans maintained for certain domestic hotels currently or formerly managed by us were merged into a multiple employer plan. As of December 31, 2016, the multiple employer plan had combined plan assets of $289 million and a projected benefit obligation of $405 million.

We also have plans covering qualifying employees and non-officer directors (the "Supplemental Plans"). Benefits for the Supplemental Plans are based upon years of service and compensation. Since December 31, 1996, employees and non-officer directors have not accrued additional benefits under the Supplemental Plans. These plans are self-funded by us and, therefore, have no plan assets isolated to pay benefits due to employees. As of December 31, 2016 and 2015, these plans had benefit obligations of $19 million and $17 million, respectively, which were fully accrued in other liabilities in our consolidated balance sheets. Expense incurred under the Supplemental Plans for the year ended December 31, 2016 was $3 million and for the years ended December 31, 2015 and 2014 was less than $1 million.

We have various employee defined contribution investment plans whereby we contribute matching percentages of employee contributions. The aggregate expense under these plans totaled $17 million, $18 million and $19 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Note 17: Share-Based Compensation

We recorded share-based compensation expense of $81 million, $147 million and $69 million during the years ended December 31, 2016, 2015 and 2014, respectively, which includes amounts reimbursed by hotel owners. The total tax benefit recognized related to this compensation expense was $31 million, $31 million and $14 million for the years ended December 31, 2016, 2015 and 2014, respectively. Share-based compensation expense for the years ended December 31, 2015 and 2014 included compensation expense that was recognized when certain remaining awards granted in connection with our initial public offering vested during 2015 and 2014. Additionally, we terminated a cash-based, long-term incentive plan and reversed the associated accruals resulting in a reduction of compensation expense for the year ended December 31, 2014. As of December 31, 2016 and 2015, we accrued $15 million and $7 million, respectively, in accounts payable, accrued expenses and other in our consolidated balance sheets for certain awards settled in cash.

As of December 31, 2016, unrecognized compensation costs for unvested awards was approximately $83 million, which is expected to be recognized over a weighted-average period of 1.7 years on a straight-line basis. There were 21,823,633 shares of common stock available for future issuance under the Stock Plan as of December 31, 2016.

All share and share-related information have been adjusted to reflect the Reverse Stock Split. See Note 1: "Organization" for further discussion.

RSUs

The following table provides information about our RSU grants for the last three fiscal years:

	Year Ended December 31,
	2016	2015	2014
Number of shares granted	1,169,238	679,546	1,883,454
Weighted average grant date fair value per share	$59.73	$82.38	$64.59
Fair value of shares vested (in millions)(1)	$40	$90	$—
____________

(1)	The fair value of shares vested during the year ended December 31, 2014 was less than $1 million.

The following table summarizes the activity of our RSUs during the year ended December 31, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2015	1,246,084	$73.44
Granted	1,169,238	59.73
Vested	(683,262)	70.50
Forfeited	(107,519)	66.90
Outstanding as of December 31, 2016	1,624,541	65.24

Options

The following table provides information about our option grants for the last three fiscal years:

	Year Ended December 31,
	2016	2015	2014
Number of options granted	503,150	309,528	334,530
Weighted average exercise price per share	$58.83	$82.38	$64.59
Weighted average grant date fair value per share	$16.41	$25.17	$22.74

The grant date fair value of each of these option grants was determined using the Black-Scholes-Merton option-pricing model with the following assumptions:

	Year Ended December 31,
	2016	2015	2014
Expected volatility(1)	32.00%	28.00%	33.00%
Dividend yield(2)	1.43%	—%	—%
Risk-free rate(3)	1.36%	1.67%	1.85%
Expected term (in years)(4)	6.0	6.0	6.0
___________

(1)
Due to limited trading history for our common stock, we did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of our share price. As a result, we used an average historical volatility of our peer group over a time period consistent with our expected term assumption. Our peer group was determined based upon companies in our industry with similar business models and is consistent with those used to benchmark our executive compensation.

(2)	Estimated based on the expected annualized dividend payment at the date of grant. For the 2014 and 2015 options, we had no plans to pay dividends during the expected term at the time of grant.

(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.

(4)	Estimated using the average of the vesting periods and the contractual term of the options.

The following table summarizes the activity of our options during the year ended December 31, 2016:

	Number of Shares	Weighted Average Exercise Price per Share
Outstanding as of December 31, 2015	616,832	$73.47
Granted	503,150	58.83
Exercised	(5,724)	64.59
Forfeited, canceled or expired	(38,227)	69.03
Outstanding as of December 31, 2016	1,076,031	66.83
Exercisable as of December 31, 2016	293,517	70.57

The weighted average remaining contractual term for options outstanding as of December 31, 2016 was 8.2 years.

Performance Shares

In November 2016, we modified our performance shares whereby we will convert the performance shares granted in 2015 and 2016 to RSUs based on a 100 percent achievement percentage with the same vesting periods as the original awards contingent upon the occurrence of the spin-offs, which was determined to be 100 percent probable. We recognized $0.3 million of incremental expense related to the modification of these grants during the year ended December 31, 2016. We will recognize additional expense of $5.6 million from the modification over the remaining terms of the awards.

The following table provides information about our performance share grants for the last three fiscal years:

	Year Ended December 31,
	2016	2015	2014
Relative Shareholder Return:
Number of shares granted	300,784	204,523	176,661
Weighted average grant date fair value per share	$62.43	$98.94	$70.68
Fair value of shares vested (in millions)	$16	$—	$—

EBITDA CAGR:
Number of shares granted	300,784	204,523	176,661
Weighted average grant date fair value per share	$58.83	$82.38	$64.59
Fair value of shares vested (in millions)	$12	$—	$—

The grant date fair value of each of the performance shares based on relative shareholder return was determined using a Monte Carlo simulation valuation model with the following assumptions:

	Year Ended December 31,
	2016	2015	2014
Expected volatility(1)	31.00%	24.00%	30.00%
Dividend yield(2)	—%	—%	—%
Risk-free rate(3)	0.92%	1.04%	0.70%
Expected term (in years)(4)	2.8	2.8	2.8
____________

(1)
Due to limited trading history for our common stock, we did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of our share price. As a result, we used an average historical volatility of our peer group over a time period consistent with our expected term assumption. Our peer group was determined based upon companies in our industry with similar business models and is consistent with those used to benchmark our executive compensation.

(2)
As dividends are assumed to be reinvested in shares of common stock and dividends will not be paid to the participants of the performance shares unless the shares vest, we utilized a dividend yield of zero percent.

(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.

(4)	Midpoint of the 30-calendar day period preceding the end of the performance period.

The following table summarizes the activity of our performance shares during the year ended December 31, 2016:

	Relative Shareholder Return		EBITDA CAGR
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2015	366,361	$86.37	366,361	$74.49
Granted	300,784	62.43	300,784	58.83
Vested	(152,835)	70.68	(152,835)	64.59
Forfeited or canceled	(178,508)	77.58	(178,508)	68.61
Outstanding as of December 31, 2016	335,802	76.74	335,802	68.09

DSUs

During the years ended December 31, 2016 and 2015, we issued to our independent directors 11,393 and 6,179 DSUs, respectively, with grant date fair values of $66.12 and $84.96, respectively.

Note 18: Earnings (Loss) Per Share

The following table presents the calculation of basic and diluted earnings (loss) per share. All share and per share amounts have been adjusted to reflect the Reverse Stock Split. See Note 1: "Organization" for further additional information.

	Year Ended December 31,
	2016	2015	2014
	(in millions, except per share amounts)
Basic earnings (loss) per share:
Numerator:
Net income (loss) from continuing operations attributable to Hilton stockholders	$(18)	$876	$174
Denominator:
Weighted average shares outstanding	329	329	328
Basic earnings (loss) per share	$(0.05)	$2.67	$0.53

Diluted earnings (loss) per share:
Numerator:
Net income (loss) from continuing operations attributable to Hilton stockholders	$(18)	$876	$174
Denominator:
Weighted average shares outstanding	329	330	329
Diluted earnings (loss) per share	$(0.05)	$2.66	$0.53

Approximately 2 million share-based compensation awards were excluded from the weighted average shares outstanding used in the computation of diluted loss per share for the year ended December 31, 2016, and less than 1 million awards were excluded in the computation of diluted earnings per share for the years ended December 31, 2015 and 2014 because their effect would have been anti-dilutive under the treasury stock method.

Note 19: Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, net of taxes, were as follows:

	Currency Translation Adjustment(1)	Pension Liability Adjustment	Cash Flow Hedge Adjustment	Total
	(in millions)
Balance as of December 31, 2013	$(136)	$(134)	$6	$(264)
Other comprehensive loss before reclassifications	(299)	(49)	(9)	(357)
Amounts reclassified from accumulated other comprehensive loss	(5)	4	—	(1)
Net current period other comprehensive loss	(304)	(45)	(9)	(358)
Equity contribution to consolidated variable interest entities	(6)	—	—	(6)
Balance as of December 31, 2014	(446)	(179)	(3)	(628)
Other comprehensive loss before reclassifications	(150)	(21)	(7)	(178)
Amounts reclassified from accumulated other comprehensive loss	16	6	—	22
Net current period other comprehensive loss	(134)	(15)	(7)	(156)
Balance as of December 31, 2015	(580)	(194)	(10)	(784)
Other comprehensive loss before reclassifications	(157)	(63)	(5)	(225)
Amounts reclassified from accumulated other comprehensive loss	(1)	6	3	8
Net current period other comprehensive loss	(158)	(57)	(2)	(217)
Balance as of December 31, 2016	$(738)	$(251)	$(12)	$(1,001)
____________

(1)	Includes net investment hedges and intra-entity foreign currency transactions that are of a long-term investment nature.

The following table presents additional information about reclassifications out of accumulated other comprehensive loss (amounts in parentheses indicate a loss in our consolidated statement of operations):

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Currency translation adjustment:
Sale and liquidation of foreign assets(1)	$—	$(25)	$3
Gains on net investment hedges(2)	1	—	2
Tax benefit(3)(4)	—	9	—
Total currency translation adjustment reclassifications for the period, net of tax	1	(16)	5

Pension liability adjustment:
Amortization of prior service cost(5)	(4)	(4)	(4)
Amortization of net loss(5)	(5)	(5)	(3)
Tax expense(3)	3	3	3
Total pension liability adjustment reclassifications for the period, net of tax	(6)	(6)	(4)

Cash flow hedge adjustment:
Dedesignation of interest rate swaps(6)	(4)	—	—
Tax benefit(3)	1	—	—
Total cash flow hedge adjustment reclassifications for the period, net of tax	(3)	—	—

Total reclassifications for the period, net of tax	$(8)	$(22)	$1
____________

(1)
Reclassified out of accumulated other comprehensive loss to gain on sales of assets, net for the year ended December 31, 2015 and other non-operating income, net for the year ended December 31, 2014 in our consolidated statements of operations.

(2)	Reclassified out of accumulated other comprehensive loss to gain (loss) on foreign currency transactions in our consolidated statements of operations.

(3)	Reclassified out of accumulated other comprehensive loss to income tax benefit (expense) in our consolidated statements of operations.

(4)	The tax benefit was less than $1 million for the years ended December 31, 2016 and 2014.

(5)
Reclassified out of accumulated other comprehensive loss to general and administrative expenses in our consolidated statements of operations. These amounts were included in the computation of net periodic pension cost. See Note 16: "Employee Benefit Plans" for additional information.

(6)	Reclassified out of accumulated other comprehensive loss to interest expense in our consolidated statement of operations.

Note 20: Business Segments

We are a diversified hospitality company with operations organized in two distinct operating segments, following the spin-offs: (i) management and franchise; and (ii) ownership. These segments are managed separately because of their distinct economic characteristics.

The management and franchise segment includes all of the hotels we manage for third-party owners, as well as all franchised hotels operated or managed by someone other than us. As of December 31, 2016, this segment included 559 managed hotels and 4,175 franchised hotels totaling 4,734 properties consisting of 738,724 rooms. This segment also earns fees for managing properties in our ownership segment.

As of December 31, 2016, the ownership segment included 74 properties totaling 22,291 rooms, comprising 65 hotels that we wholly owned or leased, one hotel owned by a consolidated non-wholly owned entity, two hotels leased by consolidated VIEs and six hotels owned or leased by unconsolidated affiliates.

Effective January 3, 2017, as a result of the completion of the spin-offs, our ownership of 58 hotels, as well as our ownership interests in nine hotels that were owned or leased by unconsolidated affiliates, were transferred to Park and managed or franchised by Hilton. Additionally, our timeshare properties, which were included in our historical timeshare segment, were owned by HGV and franchised by Hilton. As such, the financial position and results of operations for these properties as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 were included within discontinued operations in our consolidated financial statements.

Prior to the spin-offs, the performance of our operating segments was evaluated primarily on Adjusted EBITDA. Following the spin-offs, the performance of our operating segments is evaluated primarily on operating income, without allocating corporate and other revenues and expenses or indirect general and administrative expenses, as we have simplified our operating segments and certain adjustments included in Adjusted EBITDA on a segment basis are no longer applicable.

The following table presents revenues for our reportable segments, reconciled to consolidated amounts:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Management and franchise(1)	$1,580	$1,496	$1,302
Ownership	1,452	1,596	1,776
Segment revenues	3,032	3,092	3,078
Other revenues	82	71	80
Other revenues from managed and franchised properties	4,310	4,011	3,567
Intersegment fees elimination(1)	(42)	(41)	(37)
Total revenues	$7,382	$7,133	$6,688
____________

(1)	Includes management, royalty and intellectual property fees charged to our ownership segment by our management and franchise segment, which were eliminated in our consolidated financial statements.

The following table presents operating income for our reportable segments, reconciled to consolidated income from continuing operations before income taxes:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Management and franchise(1)	$1,580	$1,496	$1,302
Ownership(1)	115	141	153
Segment operating income	1,695	1,637	1,455
Other revenues, less other expenses	31	31	22
Depreciation and amortization	(364)	(385)	(363)
Impairment loss	(15)	(9)	—
General and administrative	(403)	(537)	(411)
Gain on sales of assets, net	8	163	—
Operating income	952	900	703
Interest expense	(394)	(377)	(416)
Gain (loss) on foreign currency transactions	(16)	(41)	26
Other non-operating income, net	14	51	20
Income from continuing operations before income taxes	$556	$533	$333
____________

(1)	Includes management, royalty and intellectual property fees charged to our ownership segment by our management and franchise segment, which were eliminated in our consolidated financial statements.

The following table presents total assets for our reportable segments, reconciled to consolidated amounts of continuing operations:

	December 31,
	2016	2015
	(in millions)
Management and franchise	$10,825	$11,078
Ownership	1,032	1,116
Corporate and other	2,529	1,960
	$14,386	$14,154

The following table presents capital expenditures for property and equipment for our reportable segments, reconciled to consolidated capital expenditures of continuing operations:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Ownership	$45	$52	$76
Corporate and other	17	15	8
	$62	$67	$84

Total revenues by country were as follows:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
U.S.	$5,315	$4,935	$4,355
United Kingdom	955	1,017	874
All other	1,112	1,181	1,459
	$7,382	$7,133	$6,688

Other than the countries included above, there were no countries that individually represented more than 10 percent of total revenues for the years ended December 31, 2016, 2015 and 2014.

Property and equipment, net by country was as follows:

	December 31,
	2016	2015
	(in millions)
U.S.	$92	$141
Japan	87	76
United Kingdom	79	100
Germany	35	37
All other	48	57
	$341	$411

Other than the countries included above, there were no countries that individually represented more than 10 percent of total property and equipment, net as of December 31, 2016 and 2015.

Note 21: Commitments and Contingencies

As of December 31, 2016, we had an outstanding guarantee of $5 million, with a remaining term of seven years, for debt of a third party and had one letter of credit for $25 million that was pledged as collateral for the guarantee, which was reduced to $5 million subsequent to December 31, 2016. Although we believe it is unlikely that material payments will be required under the guarantee or letter of credit, there can be no assurance that this will be the case.

We have also provided performance guarantees to certain owners of hotels that we operate under management contracts. Most of these guarantees allow us to terminate the contract, rather than fund shortfalls, if specified performance levels are not achieved. However, in limited cases, we are obligated to fund performance shortfalls. As of December 31, 2016, we had seven contracts containing performance guarantees, with expirations ranging from 2019 to 2030, and possible cash outlays totaling approximately $69 million. Our obligations under these guarantees in future periods are dependent on the operating performance levels of these hotels over the remaining terms of the performance guarantees. We do not have any letters of credit pledged as collateral against these guarantees. As of December 31, 2016 and 2015, we recorded approximately $11 million and $8 million, respectively, in accounts payable, accrued expenses and other and approximately $17 million and $25 million, respectively, in other liabilities in our consolidated balance sheets for an outstanding performance guarantee that is related to a VIE for which we are not the primary beneficiary.

We have entered into an agreement with an affiliate of the owner of a hotel whereby we have agreed to provide a $60 million junior mezzanine loan to finance the construction of a new hotel that we will manage. The junior mezzanine loan is subordinated to a senior mortgage loan and senior mezzanine loan provided by third parties unaffiliated with us and will be funded on a pro rata basis with these loans as the construction costs are incurred. During the years ended December 31, 2016 and 2015, we funded $34 million and $17 million, respectively, of this commitment, and we expect to fund our remaining commitment of $9 million in 2017.

We are involved in litigation arising in the normal course of business, some of which includes claims for substantial sums. While the ultimate results of claims and litigation cannot be predicted with certainty, we expect that the ultimate resolution of all pending or threatened claims and litigation as of December 31, 2016 will not have a material effect on our consolidated results of operations, financial position or cash flows.

Note 22: Related Party Transactions

Equity Investments

We hold equity investments in entities that own or lease properties that we manage. The following tables summarize amounts included in our consolidated financial statements related to these management agreements:

	December 31,
	2016	2015
	(in millions)
Balance Sheets
Assets:
Accounts receivable, net	$4	$8
Management and franchise contracts, net	20	20

Liabilities:
Accounts payable, accrued expenses and other	1	2

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Statements of Operations
Revenues:
Franchise fees	$1	$1	$1
Base and other management fees	8	6	6
Incentive management fees	4	2	1
Other revenues from managed and franchised properties	21	31	32

Expenses:
Other expenses from managed and franchised properties	21	31	32

Statements of Cash Flows
Investing Activities:
Contract acquisition costs	—	4	—

The Blackstone Group

Blackstone directly and indirectly owns or controls hotels that we manage or franchise and for which we receive fees in connection with the management and franchise agreements. Our maximum exposure to loss related to these hotels is limited to the amounts discussed below; therefore, our involvement with these hotels does not expose us to additional variability or risk of loss. The following tables summarize amounts included in our consolidated financial statements related to these management and franchise agreements:

	December 31,
	2016	2015
	(in millions)
Balance Sheets
Assets:
Accounts receivable, net	$18	$21
Management and franchise contracts, net	13	16

Liabilities:
Accounts payable, accrued expenses and other	8	9

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Statements of Operations
Revenues:
Franchise fees	$29	$34	$33
Base and other management fees	10	11	23
Incentive management fees	3	3	4
Other revenues from managed and franchised properties	144	160	293

Expenses:
Depreciation and amortization	1	—	—
Other expenses from managed and franchised properties	144	160	293

Statements of Cash Flows
Investing Activities:
Contract acquisition costs	—	—	7

We also purchase products and services from entities affiliated with or owned by Blackstone. The fees paid for these products and services were $9 million, $32 million and $31 million during the years ended December 31, 2016, 2015 and 2014, respectively.

Note 23: Supplemental Disclosures of Cash Flow Information

Interest paid during the years ended December 31, 2016, 2015 and 2014, was $478 million, $485 million and $514 million, respectively.

Income taxes, net of refunds, paid during the years ended December 31, 2016, 2015 and 2014 were $677 million, $475 million and $429 million, respectively.

The following non-cash investing and financing activities were excluded from the consolidated statements of cash flows:

•	In 2016, we transferred $116 million of Park's property and equipment to HGV's timeshare inventory for conversion into timeshare units.

•	In 2015, we assumed a $450 million loan as a result of an acquisition for Park.

•	In 2015, one of our consolidated VIEs modified the terms of its capital lease resulting in a reduction in long-term debt of $24 million.

•	In 2014, we transferred $45 million of Park's property and equipment to HGV's timeshare inventory as part of the conversion of certain floors at one of Park's properties into timeshare units.

•
In 2014, we completed an equity investments exchange for Park with a joint venture partner where we acquired $144 million of property and equipment, $1 million of other intangible assets and assumed $64 million of long-term debt. We also disposed of $59 million in equity method investments.

•	In 2014, we restructured a capital lease of Park in conjunction with a rent arbitration ruling, for which we recorded an additional capital lease asset and obligation of $11 million.

Note 24: Condensed Consolidating Guarantor Financial Information

In October 2013, Hilton Worldwide Finance LLC and Hilton Worldwide Finance Corp. (the "HWF Issuers"), entities that are 100 percent owned by Hilton Worldwide Parent LLC ("HWP"), which is 100 percent owned by the Parent, issued the 2021 Senior Notes. In September 2016, Hilton Domestic Operating Company Inc. ("HOC"), an entity incorporated in July 2016 that is 100 percent owned by Hilton Worldwide Finance LLC and is a guarantor of the 2021 Senior Notes, assumed the 2024 Senior Notes that were issued in August 2016 by escrow issuers and are guaranteed by the HWF Issuers and HWP. The 2021 Senior Notes and the 2024 Senior Notes are referred to as the Senior Notes. The HWF Issuers and HOC are collectively referred to as the Subsidiary Issuers.

In September 2016, certain employees, assets and liabilities of a guarantor subsidiary were transferred into HOC. This transfer was considered to be a transfer of assets rather than a transfer of a business. Accordingly, we have separately presented HOC as a subsidiary issuer in our condensed consolidating financial information prospectively from the date of transfer.

The Senior Notes are guaranteed jointly and severally on a senior unsecured basis by the Parent and certain of the Parent's 100 percent owned domestic restricted subsidiaries that are themselves not issuers of the applicable series of Senior Notes (together, the "Guarantors"). The indentures that govern the Senior Notes provide that any subsidiary of the Company that provides a guarantee of the Senior Secured Credit Facility will guarantee the Senior Notes. None of our foreign subsidiaries or U.S. subsidiaries owned by foreign subsidiaries or conducting foreign operations or our non-wholly owned subsidiaries guarantee the Senior Notes (collectively, the "Non-Guarantors").

The guarantees are full and unconditional, subject to certain customary release provisions. The indentures that govern the Senior Notes provide that any Guarantor may be released from its guarantee so long as: (i) the subsidiary is sold or sells all of its assets; (ii) the subsidiary is released from its guaranty under the Senior Secured Credit Facility; (iii) the subsidiary is declared "unrestricted" for covenant purposes; (iv) the subsidiary is merged with or into the applicable Subsidiary Issuers or another Guarantor or the Guarantor liquidates after transferring all of its assets to the applicable Subsidiary Issuers or another Guarantor; or (v) the requirements for legal defeasance or covenant defeasance or to discharge the indenture have been satisfied, in each case in compliance with applicable provisions of the indentures.

The following schedules present the condensed consolidating financial information as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, for the Parent, HWF Issuers, HOC, Guarantors and Non-Guarantors.

	December 31, 2016
	Parent	HWF Issuers	HOC	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$3	$22	$1,037	$—	$1,062
Restricted cash and cash equivalents	—	—	87	9	25	—	121
Accounts receivable, net	—	—	7	484	264	—	755
Intercompany receivables	—	—	—	—	42	(42)	—
Prepaid expenses	—	—	6	21	65	(3)	89
Income taxes receivable	—	—	—	30	—	(17)	13
Other	—	—	1	5	33	—	39
Current assets of discontinued operations	—	—	—	—	1,502	(24)	1,478
Total current assets	—	—	104	571	2,968	(86)	3,557
Intangibles and Other Assets:
Investments in subsidiaries	5,889	11,300	12,583	5,889	—	(35,661)	—
Goodwill	—	—	—	3,824	1,394	—	5,218
Brands	—	—	—	4,404	444	—	4,848
Management and franchise contracts, net	—	—	—	716	247	—	963
Other intangible assets, net	—	—	1	296	150	—	447
Property and equipment, net	—	—	12	62	267	—	341
Deferred income tax assets	10	2	167	—	82	(179)	82
Other	—	12	30	213	153	—	408
Non-current assets of discontinued operations	—	—	—	12	10,345	(10)	10,347
Total intangibles and other assets	5,899	11,314	12,793	15,416	13,082	(35,850)	22,654
TOTAL ASSETS	$5,899	$11,314	$12,897	$15,987	$16,050	$(35,936)	$26,211
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other	$—	$26	$293	$1,091	$414	$(3)	$1,821
Intercompany payables	—	—	42	—	—	(42)	—
Current maturities of long-term debt	—	26	—	—	7	—	33
Income taxes payable	—	—	—	—	73	(17)	56
Current liabilities of discontinued operations	—	—	—	77	721	(24)	774
Total current liabilities	—	52	335	1,168	1,215	(86)	2,684
Long-term debt	—	5,361	981	—	241	—	6,583
Deferred revenues	—	—	—	42	—	—	42
Deferred income tax liabilities	—	—	—	1,919	38	(179)	1,778
Liability for guest loyalty program	—	—	—	889	—	—	889
Other	—	12	277	490	713	—	1,492
Non-current liabilities of discontinued operations	—	—	4	—	6,900	(10)	6,894
Total liabilities	—	5,425	1,597	4,508	9,107	(275)	20,362
Equity:
Total Hilton stockholders' equity	5,899	5,889	11,300	11,479	6,993	(35,661)	5,899
Noncontrolling interests	—	—	—	—	(50)	—	(50)
Total equity	5,899	5,889	11,300	11,479	6,943	(35,661)	5,849
TOTAL LIABILITIES AND EQUITY	$5,899	$11,314	$12,897	$15,987	$16,050	$(35,936)	$26,211

	December 31, 2015
	Parent	HWF Issuers	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$18	$495	$—	$513
Restricted cash and cash equivalents	—	—	91	29	—	120
Accounts receivable, net	—	—	406	258	—	664
Prepaid expenses	—	—	36	79	(3)	112
Income taxes receivable	—	—	120	—	(23)	97
Other	—	—	3	32	—	35
Current assets of discontinued operations	—	—	—	1,070	(26)	1,044
Total current assets	—	—	674	1,963	(52)	2,585
Intangibles and Other Assets:
Investments in subsidiaries	6,166	11,854	6,457	—	(24,477)	—
Goodwill	—	—	3,824	1,456	—	5,280
Brands	—	—	4,405	514	—	4,919
Management and franchise contracts, net	—	—	818	271	—	1,089
Other intangible assets, net	—	—	334	189	—	523
Property and equipment, net	—	—	73	338	—	411
Deferred income tax assets	24	3	—	59	(27)	59
Other	—	9	200	123	—	332
Non-current assets of discontinued operations	—	—	28	10,396	—	10,424
Total intangibles and other assets	6,190	11,866	16,139	13,346	(24,504)	23,037
TOTAL ASSETS	$6,190	$11,866	$16,813	$15,309	$(24,556)	$25,622
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other	$—	$39	$1,168	$415	$(3)	$1,619
Current maturities of long-term debt	—	—	—	7	—	7
Income taxes payable	—	—	—	50	(23)	27
Current liabilities of discontinued operations	—	—	71	767	(26)	812
Total current liabilities	—	39	1,239	1,239	(52)	2,465
Long-term debt	—	5,647	—	240	—	5,887
Deferred revenues	—	—	251	—	—	251
Deferred income tax liabilities	—	—	1,813	89	(27)	1,875
Liability for guest loyalty program	—	—	784	—	—	784
Other	205	14	808	238	—	1,265
Non-current liabilities of discontinued operations	—	—	64	7,080	—	7,144
Total liabilities	205	5,700	4,959	8,886	(79)	19,671
Equity:
Total Hilton stockholders' equity	5,985	6,166	11,854	6,457	(24,477)	5,985
Noncontrolling interests	—	—	—	(34)	—	(34)
Total equity	5,985	6,166	11,854	6,423	(24,477)	5,951
TOTAL LIABILITIES AND EQUITY	$6,190	$11,866	$16,813	$15,309	$(24,556)	$25,622

	Year Ended December 31, 2016
	Parent	HWF Issuers	HOC	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
Revenues
Franchise fees	$—	$—	$21	$1,031	$112	$(10)	$1,154
Base and other management fees	—	—	—	126	116	—	242
Incentive management fees	—	—	—	16	126	—	142
Owned and leased hotels	—	—	—	—	1,452	—	1,452
Other revenues	—	—	10	61	11	—	82
	—	—	31	1,234	1,817	(10)	3,072
Other revenues from managed and franchised properties	—	—	32	3,777	501	—	4,310
Total revenues	—	—	63	5,011	2,318	(10)	7,382

Expenses
Owned and leased hotels	—	—	—	—	1,295	—	1,295
Depreciation and amortization	—	—	1	272	91	—	364
Impairment loss	—	—	—	—	15	—	15
General and administrative	—	—	90	204	109	—	403
Other expenses	—	—	1	31	29	(10)	51
	—	—	92	507	1,539	(10)	2,128
Other expenses from managed and franchised properties	—	—	32	3,777	501	—	4,310
Total expenses	—	—	124	4,284	2,040	(10)	6,438

Gain on sales of assets, net	—	—	—	—	8	—	8

Operating income (loss)	—	—	(61)	727	286	—	952

Interest expense	—	(261)	(30)	(51)	(52)		(394)
Gain (loss) on foreign currency transactions	—	—	11	(150)	123	—	(16)
Other non-operating income, net	—	1	1	8	4	—	14

Income (loss) from continuing operations before income taxes and equity in losses from subsidiaries	—	(260)	(79)	534	361	—	556

Income tax benefit (expense)	193	100	32	(319)	(570)	—	(564)

Income (loss) from continuing operations before equity in losses from subsidiaries	193	(160)	(47)	215	(209)	—	(8)

Equity in losses from subsidiaries	(211)	(51)	(4)	(211)	—	477	—

Income (loss) from continuing operations, net of taxes	(18)	(211)	(51)	4	(209)	477	(8)
Income from discontinued operations, net of taxes	366	366	366	428	374	(1,528)	372
Net income	348	155	315	432	165	(1,051)	364
Net income attributable to noncontrolling interests	—	—	—	—	(16)	—	(16)
Net income attributable to Hilton stockholders	$348	$155	$315	$432	$149	$(1,051)	$348

Comprehensive income	$131	$153	$320	$361	$15	$(834)	$146
Comprehensive income attributable to noncontrolling interests	—	—	—	—	(15)	—	(15)
Comprehensive income attributable to Hilton stockholders	$131	$153	$320	$361	$—	$(834)	$131

	Year Ended December 31, 2015
	Parent	HWF Issuers	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
Revenues
Franchise fees	$—	$—	$998	$101	$(12)	$1,087
Base and other management fees	—	—	125	105	—	230
Incentive management fees	—	—	18	120	—	138
Owned and leased hotels	—	—	—	1,596	—	1,596
Other revenues	—	—	61	10	—	71
	—	—	1,202	1,932	(12)	3,122
Other revenues from managed and franchised properties	—	—	3,510	501	—	4,011
Total revenues	—	—	4,712	2,433	(12)	7,133

Expenses
Owned and leased hotels	—	—	—	1,414	—	1,414
Depreciation and amortization	—	—	288	97	—	385
Impairment loss	—	—	—	9	—	9
General and administrative	—	—	424	113	—	537
Other expenses	—	—	37	15	(12)	40
	—	—	749	1,648	(12)	2,385
Other expenses from managed and franchised properties	—	—	3,510	501	—	4,011
Total expenses	—	—	4,259	2,149	(12)	6,396

Gain on sales of assets, net	—	—	—	163	—	163

Operating income	—	—	453	447	—	900

Interest expense	—	(281)	(50)	(46)	—	(377)
Gain (loss) on foreign currency transactions	—	—	77	(118)	—	(41)
Other non-operating income, net	—	—	14	37	—	51

Income (loss) from continuing operations before income taxes and equity in earnings from subsidiaries	—	(281)	494	320	—	533

Income tax benefit (expense)	(7)	108	189	58	—	348

Income (loss) from continuing operations before equity in earnings from subsidiaries	(7)	(173)	683	378	—	881

Equity in earnings from subsidiaries	883	1,056	373	—	(2,312)	—

Income from continuing operations, net of taxes	876	883	1,056	378	(2,312)	881
Income from discontinued operations, net of taxes	528	528	528	460	(1,509)	535
Net income	1,404	1,411	1,584	838	(3,821)	1,416
Net income attributable to noncontrolling interests	—	—	—	(12)	—	(12)
Net income attributable to Hilton stockholders	$1,404	$1,411	$1,584	$826	$(3,821)	$1,404

Comprehensive income	$1,248	$1,404	$1,546	$727	$(3,665)	$1,260
Comprehensive income attributable to noncontrolling interests	—	—	—	(12)	—	(12)
Comprehensive income attributable to Hilton stockholders	$1,248	$1,404	$1,546	$715	$(3,665)	$1,248

	Year Ended December 31, 2014
	Parent	HWF Issuers	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
Revenues
Franchise fees	$—	$—	$826	$85	$(6)	$905
Base and other management fees	—	—	129	102	(4)	227
Incentive management fees	—	—	17	116	—	133
Owned and leased hotels	—	—	—	1,776	—	1,776
Other revenues	—	—	71	9	—	80
	—	—	1,043	2,088	(10)	3,121
Other revenues from managed and franchised properties	—	—	3,120	447	—	3,567
Total revenues	—	—	4,163	2,535	(10)	6,688

Expenses
Owned and leased hotels	—	—	—	1,586	—	1,586
Depreciation and amortization	—	—	263	100	—	363
General and administrative	—	—	303	108	—	411
Other expenses	—	—	49	19	(10)	58
	—	—	615	1,813	(10)	2,418
Other expenses from managed and franchised properties	—	—	3,120	447	—	3,567
Total expenses	—	—	3,735	2,260	(10)	5,985

Operating income	—	—	428	275	—	703

Interest expense	—	(334)	(54)	(28)	—	(416)
Gain (loss) on foreign currency transactions	—	—	443	(417)	—	26
Other non-operating income, net	—	—	9	11	—	20

Income (loss) from continuing operations before income taxes and equity in earnings (losses) from subsidiaries	—	(334)	826	(159)	—	333

Income tax benefit (expense)	(5)	128	(306)	29	—	(154)

Income (loss) from continuing operations before equity in earnings (losses) from subsidiaries	(5)	(206)	520	(130)	—	179

Equity in earnings (losses) from subsidiaries	179	385	(135)	—	(429)	—

Income (loss) from continuing operations, net of taxes	174	179	385	(130)	(429)	179
Income from discontinued operations, net of taxes	499	499	499	450	(1,444)	503
Net income	673	678	884	320	(1,873)	682
Net income attributable to noncontrolling interests	—	—	—	(9)	—	(9)
Net income attributable to Hilton stockholders	$673	$678	$884	$311	$(1,873)	$673

Comprehensive income	$315	$669	$813	$47	$(1,515)	$329
Comprehensive income attributable to noncontrolling interests	—	—	—	(14)	—	(14)
Comprehensive income attributable to Hilton stockholders	$315	$669	$813	$33	$(1,515)	$315

	Year Ended December 31, 2016
	Parent	HWF Issuers	HOC	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
Operating Activities:
Net cash provided by (used in) operating activities	$—	$(37)	$—	$912	$1,095	$(605)	$1,365
Investing Activities:
Capital expenditures for property and equipment	—	—	—	(9)	(308)	—	(317)
Issuance of intercompany receivables	—	—	—	(192)	(42)	234	—
Payments received on intercompany receivables	—	—	—	192	—	(192)	—
Proceeds from asset dispositions	—	—	—	—	11	—	11
Contract acquisition costs	—	—	—	(46)	(9)	—	(55)
Capitalized software costs	—	—	—	(73)	(8)	—	(81)
Other	—	(6)	—	(35)	5	—	(36)
Net cash used in investing activities	—	(6)	—	(163)	(351)	42	(478)
Financing Activities:
Borrowings	—	—	1,000	—	3,715	—	4,715
Repayment of debt	—	(266)	—	—	(4,093)	—	(4,359)
Debt issuance costs	—	(17)	(20)	—	(39)	—	(76)
Intercompany borrowings	—	—	—	42	192	(234)	—
Repayment of intercompany borrowings	—	—	—	—	(192)	192	—
Intercompany transfers	277	326	(890)	(854)	1,141	—	—
Dividends paid	(277)	—	—	—	—	—	(277)
Intercompany dividends	—	—	—	—	(605)	605	—
Distributions to noncontrolling interests	—	—	—	—	(32)	—	(32)
Tax withholdings on share-based compensation	—	—	—	(15)	—	—	(15)
Net cash provided by (used in) financing activities	—	43	90	(827)	87	563	(44)
Effect of exchange rate changes on cash, restricted cash and cash equivalents	—	—	—	—	(15)	—	(15)
Net increase (decrease) in cash, restricted cash and cash equivalents	—	—	90	(78)	816	—	828
Cash, restricted cash and cash equivalents from continuing operations, beginning of period	—	—	—	109	524	—	633
Cash, restricted cash and cash equivalents from discontinued operations, beginning of period	—	—	—	—	223	—	223
Cash, restricted cash and cash equivalents, beginning of period	—	—	—	109	747	—	856
Cash, restricted cash and cash equivalents from continuing operations, end of period	—	—	90	31	1,062	—	1,183
Cash, restricted cash and cash equivalents from discontinued operations, end of period	—	—	—	—	501	—	501
Cash, restricted cash and cash equivalents, end of period	$—	$—	$90	$31	$1,563	$—	$1,684

	Year Ended December 31, 2015
	Parent	HWF Issuers	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
Operating Activities:
Net cash provided by operating activities	$—	$184	$975	$723	$(436)	$1,446
Investing Activities:
Capital expenditures for property and equipment	—	—	(11)	(299)	—	(310)
Acquisitions, net of cash acquired	—	—	—	(1,402)	—	(1,402)
Proceeds from asset dispositions	—	—	—	2,205	—	2,205
Contract acquisition costs	—	—	(23)	(14)	—	(37)
Capitalized software costs	—	—	(57)	(5)	—	(62)
Other	—	—	13	7	—	20
Net cash provided by (used in) investing activities	—	—	(78)	492	—	414
Financing Activities:
Borrowings	—	—	—	48	—	48
Repayment of debt	—	(775)	—	(849)	—	(1,624)
Intercompany transfers	138	591	(693)	(36)	—	—
Dividends paid	(138)	—	—	—	—	(138)
Intercompany dividends	—	—	(184)	(252)	436	—
Distributions to noncontrolling interests	—	—	—	(8)	—	(8)
Tax withholdings on share-based compensation	—	—	(31)	—	—	(31)
Net cash used in financing activities	—	(184)	(908)	(1,097)	436	(1,753)
Effect of exchange rate changes on cash, restricted cash and cash equivalents	—	—	—	(19)	—	(19)
Net increase (decrease) in cash, restricted cash and cash equivalents	—	—	(11)	99	—	88
Cash, restricted cash and cash equivalents from continuing operations, beginning of period	—	—	119	509	—	628
Cash, restricted cash and cash equivalents from discontinued operations, beginning of period	—	—	1	139	—	140
Cash, restricted cash and cash equivalents, beginning of period	—	—	120	648	—	768
Cash, restricted cash and cash equivalents from continuing operations, end of period	—	—	109	524	—	633
Cash, restricted cash and cash equivalents from discontinued operations, end of period	—	—	—	223	—	223
Cash, restricted cash and cash equivalents, end of period	$—	$—	$109	$747	$—	$856

	Year Ended December 31, 2014
	Parent	HWF Issuers	Guarantors	Non-Guarantors	Eliminations	Total
	(in millions)
Operating Activities:
Net cash provided by operating activities	$—	$—	$1,085	$522	$(300)	$1,307
Investing Activities:
Capital expenditures for property and equipment	—	—	(5)	(263)	—	(268)
Proceeds from asset dispositions	—	—	4	40	—	44
Contract acquisition costs	—	—	(19)	(46)	—	(65)
Capitalized software costs	—	—	(64)	(5)	—	(69)
Other	—	—	11	37	—	48
Net cash used in investing activities	—	—	(73)	(237)	—	(310)
Financing Activities:
Borrowings	—	—	—	350	—	350
Repayment of debt	—	(1,000)	—	(424)	—	(1,424)
Debt issuance costs	—	(6)	—	(3)	—	(9)
Capital contribution	—	—	—	22	(9)	13
Intercompany transfers	—	1,006	(1,094)	88	—	—
Intercompany dividends	—	—	—	(309)	309	—
Distributions to noncontrolling interests	—	—	—	(5)	—	(5)
Net cash used in financing activities	—	—	(1,094)	(281)	300	(1,075)
Effect of exchange rate changes on cash, restricted cash and cash equivalents	—	—	—	(14)	—	(14)
Net decrease in cash, restricted cash and cash equivalents	—	—	(82)	(10)	—	(92)
Cash, restricted cash and cash equivalents from continuing operations, beginning of period	—	—	201	505	—	706
Cash, restricted cash and cash equivalents from discontinued operations, beginning of period	—	—	1	153	—	154
Cash, restricted cash and cash equivalents, beginning of period	—	—	202	658	—	860
Cash, restricted cash and cash equivalents from continuing operations, end of period	—	—	119	509	—	628
Cash, restricted cash and cash equivalents from discontinued operations, end of period	—	—	1	139	—	140
Cash, restricted cash and cash equivalents, end of period	$—	$—	$120	$648	$—	$768

Note 25: Selected Quarterly Financial Information (unaudited)

The following table sets forth the historical unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(in millions, except per share data)
Revenues	$1,726	$1,950	$1,867	$1,839	$7,382
Operating income	170	273	265	244	952
Income (loss) from continuing operations, net of taxes	191	100	89	(388)	(8)
Income from discontinued operations, net of taxes	119	144	103	6	372
Net income (loss)	310	244	192	(382)	364
Net income (loss) attributable to Hilton stockholders	309	239	187	(387)	348
Basic earnings (loss) per share:
Net income (loss) from continuing operations(1)	$0.58	$0.29	$0.27	$(1.20)	$(0.05)
Net income from discontinued operations(1)	0.36	0.44	0.30	0.02	1.11
Net income (loss)	$0.94	$0.73	$0.57	$(1.18)	$1.06
Diluted earnings (loss) per share:
Net income (loss) from continuing operations(1)	$0.58	$0.29	$0.27	$(1.20)	$(0.05)
Net income from discontinued operations	0.36	0.43	0.30	0.02	1.11
Net income (loss)(1)	$0.94	$0.72	$0.57	$(1.18)	$1.06

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(in millions, except per share data)
Revenues	$1,630	$1,845	$1,847	$1,811	$7,133
Operating income	143	135	391	231	900
Income (loss) from continuing operations, net of taxes	(1)	40	153	689	881
Income from discontinued operations, net of taxes	151	127	130	127	535
Net income	150	167	283	816	1,416
Net income attributable to Hilton stockholders	150	161	279	814	1,404
Basic earnings per share:
Net income from continuing operations	$—	$0.11	$0.47	$2.09	$2.67
Net income from discontinued operations	0.46	0.38	0.38	0.38	1.60
Net income	$0.46	$0.49	$0.85	$2.47	$4.27
Diluted earnings per share:
Net income from continuing operations(1)	$—	$0.11	$0.47	$2.09	$2.66
Net income from discontinued operations	0.46	0.38	0.38	0.38	1.60
Net income(1)	$0.46	$0.49	$0.85	$2.47	$4.26
____________

(1)	The sum of the earnings per share for the four quarters differs from annual earnings per share due to the required method of computing the weighted average shares outstanding in interim periods.

Note 26: Subsequent Events

In January 2017, we completed the spin-offs of a portfolio of hotels and resorts, as well as our timeshare business, into two independent, publicly traded companies: Park and HGV. See Note 3: "Discontinued Operations" for additional information.

In March 2017, we issued $900 million in aggregate principal amount of 4.625% Senior Notes due 2025 and $600 million in aggregate principal amount of 4.875% Senior Notes due 2027. We used the proceeds, along with available cash, to redeem in full our $1.5 billion 2021 Senior Notes, plus accrued and unpaid interest.

In March 2017, we amended the Term Loans pursuant to which $750 million of outstanding Term Loans due in 2020 were extended, aligning their maturity with the $3,209 million tranche of Term Loans due 2023. Additionally, the entire balance of the Term Loans was repriced with an interest rate of LIBOR plus 200 basis points.

In March 2017, HNA and certain of its affiliates completed the acquisition of 82.5 million shares of Hilton common stock, representing approximately a 25 percent equity interest in the common stock of the Parent, from affiliates of Blackstone. As such, Blackstone's beneficial ownership interest in Hilton was reduced from approximately 40 percent to approximately 15 percent.

In June 2017, affiliates of Blackstone sold 15,000,000 shares of Hilton common stock in a secondary offering. Additionally, in June 2017, as part of our stock repurchase program, we repurchased 1,500,000 shares of our common stock directly from affiliates of Blackstone, in a private, non-underwritten transaction, at a share price of $65.82 totaling $99 million. Following the offering and the share repurchase, affiliates of Blackstone beneficially owned 10.3 percent of our common stock.